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Notice of 2022 Annual Meeting of Shareholders & Proxy Statement Boldly moving forward Jacobs Challenging today. Reinventing tomorrow.

Notice of 2022 Annual Meeting of Shareholders & Proxy Statement Boldly moving forward At Jacobs, we act with confidence bolstered by the creativity of our visionaries, thinkers and doers. And compelled by our culture, we see every day as an opportunity to live our values in all that we do: We do things right. We challenge the accepted. We aim higher. We live inclusion. Our curiosity underpins our drive to do good. Our optimism powers our passion. And our vision illuminates the path forward to a more connected, sustainable world. Jacobs Challenging today. Reinventing tomorrow.

CHAIR & CEO’S MESSAGE Boldly moving forward Ranked No 1 on ENR’s Top 500 Design Firms List for Fourth Consecutive Year Ranked as the Top Global Environmental Consulting Firm and No 2 overall in Engineering News-Record’s annual survey of the Top 200 Environmental Firms Named 2021 Best Places to Work for People with Disabilities by the Disability Equality Index for the second consecutive year Received a score of 100% on the Best Places to Work for LGBTQ Equality by Human Rights Campaign Foundation’s Corporate Equality Index for three years running Named on Forbes’ 2021 list of America’s Best Employers for Veterans Received the HIRE Vets Gold Medallion for Veteran Recruiting Ranked No 53 in Newsweek’s Top 100 “America’s Most Loved Workplaces 2021” Fellow shareholders, Rising to the extraordinary challenges of this year, Jacobs’ response has both impressed and inspired me. We accelerated value creation, shifting toward higher-growth end markets and positioning for tomorrow. We leveraged technology to deliver more — for our clients and for ourselves — and embraced innovation as part of who we are. Our commitment to sustainability influenced all that we did, in our operations and for our clients and community. We invested in our people, prioritizing initiatives to help them develop their capabilities and careers, improve wellbeing, and increase flexibility and creativity. And we continued to enhance our culture, taking care to make sure it aligns with our aspirations and our values: We do things right. We challenge the accepted. We aim higher. We live inclusion. Our Jacobs culture is a competitive advantage that will help us be agile, flexible, innovative, open, collaborative, global and transparent — today and into tomorrow. While it will always be a work in progress, I am very proud of how far we have come. Targeted growth and accelerated value creation Early in FY21, we acquired The Buffalo Group and continued our portfolio transformation with our 65% majority stake in PA Consulting, a key driver in changing our Global Industry Classifications Standard (GICS®) code to Research & Consulting Services earlier this year. And we recently acquired BlackLynx, enhancing our critical competencies in cyber, cloud computing, and intelligence. These investments further strengthened our high value solutions strategy. This year, we also launched Focus 2023, an initiative to simplify and digitize how we work and serve our clients. Building on our momentum and success over the past three years, we will introduce our next 3-year strategy in early 2022, to boldly accelerate our growth. Driving positive impact for our environment The climate emergency is one of the greatest challenges and opportunities of our generation and Jacobs is leading in this global charge. Our capabilities in resilient infrastructure, clean water, green energy, and creating social value provide opportunity to play a pivotal role in benefitting people and the planet. With PlanBeyond 2.0, we set out even more ambitious goals, including a target for 100% of our solutions to contribute to progress against the United Nations Sustainable Development Goals by 2025. We amplified our voices this year engaging at global events such as COP26, the World Climate Forum, the World Economic Forum and Expo 2020 Dubai — an event where we were partners in managing program delivery. Our newly launched Office of Global Climate Response and Environment, Social & Governance (ESG) will serve as a focal point for our go-to-market solutions in energy transition, decarbonization, adaptation and mitigation, and natural resource stewardship — and fuel our ESG actions as companies around the globe rise to the climate challenge and address urgent social issues. Focused on educating and inspiring future science, technology, engineering, arts and mathematics (STEAM) innovators, we debuted the Butterfly Effect, a new Climate Response Education Program aimed at guiding young students to make smart, positive impacts on climate change and giving them the tools and understanding to consider sustainability in every decision they make. Investing in our people Our continued success depends on maintaining and growing our base of talented colleagues — and creating programs that are meaningful to them. Along those lines, we took several steps to broaden how we care for our employees. We are introducing a new global wellbeing strategy for Jacobs employees and their families, and launched a free mental health tool One Million Lives to enhance users’ understanding of their current mental health and provide proactive strategies for good mental health development. We also now offer Maven, a resource that helps employees navigate different pathways to parenthood — like adoption, infertility and pregnancy — and provides support with postpartum and pediatrics. And we actively support our new parents in returning to work with continued programming and resources. Developing careers is a high priority. Across the board, we ensure our employees can engage with others, excel in their role and elevate their career at Jacobs through expanded career resources and learning opportunities on our e3 platform — which also allows colleagues to recognize each other for collaboration and performance through online feedback engagements. In addition, more than 200 of our Jacobs leaders received guidance and programming in partnership with Duke Corporate Education to strengthen inspirational leadership and development of inclusive, innovative teams to enhance strategy engagement and execution across our global organization. And to encourage, support and retain our newest employees, a cohort of nearly 800 graduates from across the company participated in our successful Graduate Development Program. During the first two years of their Jacobs career, these graduates receive on-the-job learning, coaching and mentoring, as well as formal training. Culture driving change Embracing feedback from our Culture Survey in FY20, we rethought and redefined how our technologies, tools, work processes and physical space work together to create an environment with improved efficiencies and enhanced collaboration and creativity for our employees. As we reopen offices, our hybrid work model allows people the flexibility to work from home, the office, or a mix of both — reducing our real estate footprint as part of our carbon neutrality commitment — and, we believe, unleashing the full capability of our teams. We proactively adopted a vaccination policy for U.S. employees choosing to return to offices or participating in business-essential travel, a move that also aligns with government recommendations. Since launching our TogetherBeyondâ„ global Action Plan for Advancing Justice and Equality last year, we have invested over $500,000 in contributions benefitting the Black community through targeted STEAM programs, have spent more than $1.3 billion in FY21 with diverse suppliers, and have strengthened our commitment to developing and hiring the best diverse talent through partnerships with the National Society of Black Engineers, the Society of Hispanic Professional Engineers and Building Equality, the U.K. construction industry’s leading LGBTQ+ alliance. Many of our executive leadership team — which is now 55% female — have become executive sponsors for Historically Black Colleges and Universities around the U.S., and our Board of nine continuing independent directors now includes three women and four people of color. As we think about the future of talent, our aspirational goal is to create a 40-40-20 gender-balanced workforce globally over the next five years: 40% women, 40% men, and 20% open to any gender. Currently at approximately 30% women, Jacobs’ senior leaders are committed and accountable to quickly achieve the next 10% and beyond — and I look forward to partnering across our company to drive this positive change. Focused leadership and transformation Our transformational journey would not have been possible without our accomplished and highly engaged Board of Directors. I want to honor two members who are retiring from our Board: Linda Fayne Levinson, our longest-serving director since 1996, was our first Lead Independent Director and has provided instrumental strategic guidance to me during our most significant transformational activities. In his 20 years of service, Bob Davidson has also provided strong leadership and guidance, particularly in the areas of corporate governance and Inclusion & Diversity. And we welcome our newest member of the Board, Priya Abani, who brings a strong executive background in the areas of technology and innovation, further enhancing the breadth of skills, experiences and backgrounds represented on our Board. Over the past five years, our significant value creation and the growth and transformation of our company has been remarkable for our business and our culture, resulting in confidently meeting our financial targets since 2016 — increasing our total shareholder return during this same period by 292% — significantly outperforming the S&P 500. And we aren’t stopping! Boldly moving forward to solve some of the world’s biggest challenges Current mega-trends present Jacobs with a unique opportunity across high-growth end markets, combined with key cross-cutting capabilities, that will drive our vision and growth around climate response, secure data-driven solutions, and consulting and advisory services. With the now passed Infrastructure Investment and Jobs Act in the U.S. — the largest long-term investment in America in nearly a century — and other stimulus around the world, we have a truly generational opportunity to modernize and strengthen social infrastructure in our countries and communities, which will further accelerate growth in the markets and geographies we serve. Through this new lens — one crafted from the incredible pace of change in the world, the opportunities presented in our markets, and the passion from within each of us — we are excited to unveil our new Jacobs Strategy to investors in March 2022. A strategy that is forward-facing and reflective of our vision and tenacity to continue to set the pace and mark of a company like no other. Jacobs has an opportunity to think and act boldly while staying true to our mission, purpose and values. The time for #OurJacobs is now. Steve Demetriou Chair and Chief Executive Officer 2022 Proxy Statement | iii

We do things right We always act with integrity — taking responsibility for our work, caring for our people and staying focused on safety and sustainability. We make investments in our clients, people and communities, so we can grow together. Tackling the climate challenge Climate change is perhaps the greatest challenge and opportunity of our generation. How we collectively respond to the global climate crisis will be foundational to building a healthier, safer, more equitable and sustainable future for all people and our planet. Detailed in our Carbon Neutrality Commitment, we became carbon neutral for our operations and business travel in 2020, and we are now focused on fulfilling our science-based carbon-reduction targets for our direct and indirect emissions. In FY21, we launched Jacobs PlanBeyondâ„ 2.0 — our enhanced sustainable business strategy that propels the integration of sustainability throughout our operations and client solutions in alignment with the UN SDGs. Reporting our third-party verified FY20 CO2 emissions, we saw a 33% reduction in total, calculated carbon emissions (Scope 1, Scope 2 location-based and a portion of Scope 3) to 124,163 tCO2e, as well as a 50% reduction in our travel-related carbon emissions — both from an updated FY19 baseline. Our FY20 net carbon emissions were zero for Scope 1, Scope 2 and Scope 3 business travel, after the application of renewable energy certificates and high-quality carbon offsets. Third party verified data for FY21 will be issued in FY22. Our ESG Disclosures Report shares our Environmental, Social and Governance (ESG) performance, reported in alignment with the Sustainability Accounting Standards Board framework, in addition to other ESG information material to our business and of interest to key stakeholders. In FY21, we earned a place on the prestigious Dow Jones Sustainability™ North America Index 2020, which represents the top 20% of the largest 600 North American companies in the S&P Global Broad Market Index. We also achieved industry-leading ISS Prime Status for our ESG Corporate Rating. Supporting the global drive to net zero and action on climate change, Jacobs became a Global Strategic Partner for the World Climate Forum, spearheaded by the World Climate Foundation (WCF). We shared insight at WCF summits in Europe, North America and Asia, and at the 26th UN Climate Change Conference of the Parties (COP26), as well as supporting the United Nations’ Race to Zero campaign and the Business Ambition for 1.5°C commitment. To proactively implement resiliency strategies for future climate change scenarios, we developed Climate Risk Manager to inform our inaugural climate risk and opportunities assessment — published in our Climate Risk Assessment FY21 (aligned with the Task Force on Climate-Related Financial Disclosures framework) — and to help our clients understand theirs. Supporting the best and brightest minds Our people took the time to share honest, unfiltered feedback in our confidential culture survey. The results were overwhelmingly positive, with the majority of respondents feeling connected to our values, inspired by our culture of integrity, safety, and inclusion — and proud to be part of Jacobs. We shared six priority areas, along with a set of dynamic dashboards, enabling all employees to see survey data relevant to them. Our unique employee experience platform — e3: engage. excel. elevate. — is not just a system but a mindset for developing our employees through continuous feedback and celebrations, aligning priorities, learning new skills, and upskilling knowledge. In FY21, we launched 1,696 new courses across 10 learning spaces, including our new Advocate & Ally development program. In partnership with the Royal Scottish Geographical Society, we launched the Climate Solutions Accelerator online course to employees to help them understand the role they can play in climate change action and continue to develop the critical green skills and solutions needed for our continually evolving world. Creating a safer, secure and healthier future As global challenges to our security, wellbeing and ability to operate evolve, we stay focused on managing HSE and security risks effectively and leveraging our Culture of Caringâ„ to deliver the best outcomes for our people, the environment and our company. Our new BeyondZero® strategy continues to drive a safer, more secure, healthier, and more resilient future and we are maturing our business continuity program to assure business delivery and resilience in an ever-changing operational environment. We also continue to demonstrate safety excellence with another year of zero employee fatalities at work and a total recordable incident rate1 of 0.21, compared to the North American Industry Classification System’s most recently reported2 aggregate rate of 0.70. Our new global wellbeing strategy integrates physical, mental, financial, social and workplace wellbeing for Jacobs employees and their families. The strategy includes Jacobs’ One Million Lives, developed in collaboration with global mental health professionals, to provide a free mental health check-in tool with a resources website that enable users to check their own mental health and access proactive strategies for personal mental health development. iv | 2022 Proxy Statement

Collectively making the world a better place At Jacobs, we focus on putting our values into practice. Around the world, our people support a strong culture of partnership and cross-collaboration, helping to raise awareness and integrate sustainability and science, technology, engineering, arts and mathematics (STEAM) education into their activities to make a positive difference in our local communities — and develop the talent force of the future in our industry. Recognizing the challenging times for many of our future talent, our STEAM Ambassador network delivered virtual learning experiences to support our partner schools and the parents and students of Jacobs. We launched Jacobs-funded time for STEAM activities and our employees tracked more than 3,000 STEAM hours (between January-September 2021), on- and off-company time. We also introduced the next phase of our global giving and volunteering platform, Collectivelyâ„ . Employees can claim four hours of paid STEAM volunteering a year; request company donations for charities that are aligned with Jacobs’ values and strategic causes; and, through an open matching program, Jacobs instantly matches employee donations year-round to two million global charities. Our people rallied together to support devastating events such as Hurricane Ida, the humanitarian crisis in Afghanistan, the COVID-19 surge across India, the Haiti earthquake, and many more. Our annual Water for People campaign raised more than $300,000 in corporate and employee funds to create local water and sanitation utilities around the globe, bringing total donations to more than $4 million over the last three decades. In FY21, we donated $3.4 million to 3,300+ charities across 36 countries. Our people tracked approximately 19,000 volunteer hours and completed 15,500+ activities — collectively adding up to make the world a better place. 1 As at October 15, 2021 and recorded in accordance with OSHA record keeping requirements, but subject to change thereafter due to possible injury/illness classification changes. 2 Cited on October 5th, 2021 via U.S. Bureau of Labor Statistics—Incidence rates of nonfatal occupational injuries and illnesses by industry and case types, 2019 for NAICS code 5413XXX Challenging today: FY21 further achievements Welcomed 1,900+ graduates, interns, co-ops and apprentices to our global team in FY21; making a total of ~3,500 early career talent currently working with us. All vice presidents acknowledged and made a commitment to become BeyondZero Ambassadors and establish priorities to deliver the greatest impact through our BeyondZero strategy. Accelerated talent development in creating sustainable solutions through our participation in the UN Global Compact Young SDG Innovators program. Enhanced our Operational Security Strategic Risk Analysis reporting system to provide clear consistent evaluation of risk for informed decision-making processes, protecting our people and business. Completed over 14,000 One Million Lives check-ins between December 2020 launch and our fiscal year end 2021. Trained more than 2,500 Positive Mental Health Champions — one in every 21 employees, and a 35% increase over FY20 — to support the mental wellbeing of our employees. Launched Suicide Awareness Training through our e3 Learning. Received Royal Society for the Prevention of Accidents (RoSPA) Patron’s Award for health and safety achievement, recognizing our 27th consecutive RoSPA Gold Health and Safety Award. Published No Harassment, Discrimination, Bullying, and Violence Policy. Expanded our Executive Leadership Program, developed by Jacobs in partnership with Duke Corporate Education, with 226 of our next level leaders participating in our Amplif(i)3 Program. Recognized by the Chartered Quality Institute International Quality Awards as its 2020 Quality Organization of the Year for large companies. Recognized 26 teams and individuals in our 2021 BeyondExcellence Annual Awards. Initiated a Climate Countdown Challenge to help equip employees with measurable personal actions to fight climate change. Honored by six business achievement awards by Environmental Business International. Developed a Social Value Solutions framework that helps clients create social value and contribute to a more inclusive economy. Added 20 new students to our 12-year Joseph Jacobs scholarship program and renewed the scholarship to 46 students, granting a total of $196,000 in FY21. Shaping tomorrow: FY22 actions Continue to build a learning culture that activates innovation, inclusion and diversity, and sustainability. Create a sustainability upskilling training program, as part of our series of upskilling and reskilling pilot programs. Launch our global STEAM strategy, with new Climate Change Education Program focused on education on UN SDGs. Initiate sustainable building design for Jacobs’ flagship innovation laboratory in Warrington, U.K. Refresh our global Supplier Code of Conduct to ensure our suppliers align to our values. 2022 Proxy Statement | v

We challenge the accepted We know that to create a better future, we must ask the difficult questions. We always stay curious and are not afraid to try new things. Beyond Ifâ„ — our program for instilling and sustaining our innovation culture — showcases the best of who we are as innovators, creators and problem solvers. During FY21, we focused on tools, infrastructure and processes to facilitate innovation across the business: We advanced the Beyond If Accelerator, our “pop-up Innovation Center” program, to develop innovative solutions and create go to market plans in response to top client challenges including resilience, assets and infrastructure, mobility, water and mission delivery. We reimagined the impact of our Innovation Centers, taking the opportunity to rethink how to bring top technology into our practitioners’ hands to build and test prototypes. With flexible work continuing, we’ll explore how to work in a hybrid virtual-physical environment, focused on our five technology areas of applied geospatial science, cybersecurity, automated design, internet of things and predictive data analytics. Our “Innovation as a Service” innovators delivered virtual, interactive ‘Innovation as a Service’ workshops globally to help teams reframe problems; ideate, assess and prioritize ideas; generate business models; and incubate and scale. These sessions, run both with and for clients, support development of ideas into marketable and revenue-generating solutions. We fostered more than 40 ideas as part of our Beyond If Emerging Ideas program, which progresses ideas from incubation to development and scaling. Some of this year’s ideas included digital tools for our clients; ideation sessions to discover new services in social equity, water, energy, and transportation; analysis on power storage to meet Great Britain’s net-zero energy goals; and so much more. Ideating for tomorrow The launch of our Mango One satellite marked a new era in advanced, affordable space radar payloads. We transformed the home-to-school travel experience for Special Educational Needs and Disabilities (SEND) children and young people with our new Travel Service Optimization service — helping to advance social inclusion, while also supporting broader environmental and economic benefits. Helping maximize infrastructure planning, we launched Kaleidoscopeâ„ , a cloud-based platform application that helps clients prioritize and optimize capital expenditure budgets using predictive analytics to determine cross-sectional infrastructure vulnerabilities. vi | 2022 Proxy Statement

We aim higher We do not settle — always looking beyond to raise the bar and deliver with excellence. We are committed to our clients by bringing innovative solutions that lead to profitable growth and shared success. In the next few pages, we share examples of how our solutions are creating and influencing how we live today as well as into tomorrow. Cutting-edge manufacturing Now more than ever, the world depends on the fast-paced, trustworthy solutions delivered by complex technology — whether clinical trials or next-generations systems. From research and design to delivery and management, we reimagine better and help clients deliver the promise of more. µ Helping bring lower cost versions of generic drugs to market, we’re providing facility design from concept through construction assistance for Mark Cuban Cost Plus Drug Company, PBC’s new, 22,000-square-foot sterile fill-finish facility in Dallas, Texas. This new facility will be registered with the U.S. Food and Drug Administration to allow ultimate flexibility for rapid response to drug shortages, and will support the formulation, filling and packaging of sterile medicines. µ We’re developing and delivering first-of-its-kind test rig, CHIMERA, to test nuclear fusion components in realistic conditions. In the final stages of design now, we’ll continue on the path to build and commission the rig in 2022. Mark Cuban Cost Plus Drug Company, PBC We’re helping with innovative design that will allow for the production of low-cost versions of high-cost, life-enhancing generic drugs. Mission-critical outcomes Too valuable to be left to chance, people, property and data require advanced approaches against the changing threats of today. Whether in or outside networks, in the air or on the ground, we work with defense, intelligence, law enforcement and communities to protect what’s important. µ Focused on cyber, digital services and modern software engineering in support of national security, we’re helping the National Geospatial-Intelligence Agency meet the demands of today’s digital evolution, supporting geospatial intelligence efforts for accessing and delivering digital intelligence and collection automation. µ Our work on the Coastal Resilience Program at the Tyndall Air Force Base received the International Excellence Award from England’s Environment Agency Flood & Coast Excellence Awards, recognizing our efforts to create a resilient, sustainable and smart Installation of the Future at the nexus of mission assurance, cost efficiency and social and environmental sustainability. Tyndall Air Force Base We’re helping Tyndall AFB explore pilot projects that use nature-based solutions to reduce coastal flood risks while creating important social and environmental benefits. Operational advances Anyone can come up with ideas, it’s up to true visionaries to bring them to fruition. We don’t just ideate, we deliver — creating and implementing technology-forward solutions that connect us all with ways to work smarter and live better. µ As the race to deliver 5G wireless networks presses on, we’re working with clients and cities to safeguard resilience in future 5G networks and unlocking its high-speed, low-latency and secure network standard possibilities. µ Building on our data centers legacy, we introduced our new design concept for Cloud Condos, a plug-and-play concept that brings together Hyperscale and Colocation data center design to offer flexibility and scalability while maximizing speed to market. Colocation for hyperscale data centers Jacobs’ modular design is intended to be flexible and highly configurable, depending on the market and particular client needs.

Resilient environments The only certainty about the future is uncertainty. We know resilience is an attribute of a smarter planet, and requires planning and adapting ahead of potential threats like hurricanes, crumbling bridges and the COVID-19 pandemic. We help our clients survive, recover, adapt and thrive through change, no matter what adversities they experience. µ As part of a public-private-partnership with the Environment Agency and BAM Nuttall, we celebrated the completion of the Broadland Flood Alleviation Project, a unique 20-year scheme to improve and maintain 149 miles of flood defenses within the Norfolk Broads, one of Europe’s most important wetland areas. µ Together with the U.S. Department of Energy on its $6.4 billion Idaho Cleanup Project, we’re using our technology-driven solutions to reduce the environmental legacy of the Cold War, support high-quality jobs in the region and protect the Snake River Plain Aquifer, a critical element of Idaho’s agricultural industry. Scientific discovery Big challenges create brighter opportunities. Whether we’re exploring the mysteries of the universe or digging in to solve the issues we face in our environment and communities, we’re proud of what we do, and the discoveries we make — together. µ From technical consultancy and engineering design, to infrastructure management services and operations and maintenance, we’re providing an extensive portfolio of end-to-end solutions for offshore wind power development efforts — like Germany’s SuedLink Program — to help meet the increasing global demand for clean energy in a cost-effective way. µ Our environmental scientists are advancing understanding and management of harmful vapors in buildings, publishing three peer-reviewed papers to improve the mathematical understanding of vapor intrusion and the ability to manage it cost effectively, helping mitigate potential health risks from long-term exposure to noxious vapors. SuedLink We’re providing an integrated delivery partner approach to program and contract management, planning and approvals, technical and other services. Thriving cities Prosperous communities. Healthy cities. A brighter future. We live and play in the places where we work, so we’re personally invested in the impact, outcomes and promise we deliver. µ Bringing much-needed aviation capacity to growing Delhi, India, we’re serving as program manager for the new Delhi Noida International Airport, helping boost tourism, create jobs and support economic development in the region. µ We led the transformation of a 438-hectare site into a lasting urban legacy, now hosting Expo 2020 Dubai — the largest event ever held in the Arab world — as a joint venture with Mace. As part of the Expo 2020 Dubai partner family, we’re proud to participate and contribute to the global dialogue happening now alongside 192 countries, commercial partners, international organizations and civil society stakeholders. µ We joined forces with Qualcomm Technologies, Inc. and the Curiosity Lab, a 5G-enabled autonomous vehicle and smart living laboratory, to develop an immersive and advanced smart city program equipped with end-to-end smart solutions at Peachtree Corners, Georgia. µ In Abu Dhabi, we’re managing development of a first-of-its-kind wastewater laboratory that will use real-time information to assess the prevalence of infectious diseases such as COVID-19 and other health conditions like diabetes and cancer; monitor human health; and prevent the spread of disease. µ For New South Wales Health Infrastructure, we’re designing the third stage of redevelopment at St. George Hospital and Community Health Services campus in Sydney — which will provide improved capacity and capability to treat a growing and aging multicultural population managing chronic and complex diseases, and reduce the length of hospital stays. Abu Dhabi Wastewater Laboratory We’re leveraging previous experience in wastewater-based epidemiology at treatment plants to help deliver this project.

We live inclusion We put people at the heart of our business. We have an unparalleled focus on inclusion, with a diverse team of visionaries, thinkers and doers. We embrace all perspectives, collaborating to make a positive impact. At Jacobs, we understand that “inclusion” is a verb, not a noun. It means taking measurable and transparent action on our statements, commitments and initiatives that drive meaningful, measurable change both in our company and in the communities that we serve. It means creating a workplace where our differences are accepted, celebrated and harnessed to bring the innovative, extraordinary solutions clients demand from us. It means creating a culture of belonging where everyone can thrive — a culture that we callTogetherBeyondâ„ . Bold, accountable leadership We are operationalizing TogetherBeyond and amplifying inclusive behaviors and improving diversity at all levels of our organization, from our Board of Directors and Executive Leadership Team to the 21,000 members of our eight grassroots employeenetworks. Our Board of Directors is now 55% diverse and our Executive Leadership Team 67% diverse (race and gender). We are committed to holding all leaders accountable to making sure that broad-based diversity is reflected in their own teams, using data analytics to measure our progress with the same rigor and transparency as our financial performance metrics. Inclusive behaviors are now a key formal component of all our leaders’ performance and salary reviews, and all leaders at Vice President level and above are required to mentor two or more junior members of staff, at least one of whom must have a different lived experience from themselves (i.e. on the basis of ethnicity, gender, race, geography, disability, sexuality or veteran status). With this framework in place, we can be confident delivering on bold, aspirational goals such as those of our global Action Plan for Advancing Justice and Equality and our 2025 aspirational 40:40:20 goal (40% men, 40% women and 20% any gender) — to ensure that we are propellinganew generation of diverse visionary thinkers throughout our company. Driving equality at every level Through TogetherBeyond we tackle topics that are important to our employees such as equality, unconscious bias and allyship. While providing training and resources to our people is important — over 97% of them have completed our Advocate & Ally inclusion learning program — equally effective are the regular authentic and courageous conversations our grassroots employee networks are creating around these topics. In Partnering with members of these networks has allowed us to launch meaningful policies and programs that directly impact the wellbeing and potential of our people: µ Our focus on creating equal opportunities within Jacobs, including as to historically derrepresented groups continues to increase as we deliver on the promises laid out in last year’s global Action Plan for AdvancingJustice and Equality. µ In partnership with McKinsey, nearly 300 employees are participating in their Connected Leaders Academy programs, which seek to create a unique learning environment and safe space for sharing common experiences, helping promising Black, Latinx and Asian employees build their network and become part of a new wave of Jacobs leaders. µ Our Black and Latinx employee networks, Harambee and Enlace, continue to lead STEAM outreach efforts in the communities that we serve and are working to bring a new generation of diverse visionaries from underrepresented and underserved groups into the industry. µ We also galvanized our commitment to supporting indigenous communities in the regions that we serve, rolling out anti-Indigenous-racism training and observing Canada’s first National Day for Truth and Reconciliation with a video message from Steve Demetriou. In Australia we observed National Aborigines and Islanders Day Observance Committee (NAIDOC) Week by celebrating the history, culture and achievements of Aboriginal and Torres Strait Islander peoples, and launching our Reconciliation Action Plan to educate employees and remove any existing barriers preventing indigenous communities from joining our company and supply chain. In partnership with our Women’s Network, we launched gender-balanced interview teams, provided flexible working arrangements, improved caregiver leave, rolled out our first domestic violence policy in Australia/New Zealand, piloted a “Male Champions of Change” allyship program, and created “Bridge the Gap”, a program that actively supports parents returning to work. µ We are taking action, in partnership with our Prism network, to ensure that our LGBTQ+ family can truly “bring their whole best self to work”, establishing gender-neutral restrooms, publishing guidance to support transgender employees who are transitioning at work and supporting the employee and manager with trained HR specialists and ensuring U.S. healthcare plans are inclusive. Jacobs colleagues around the globe joined Prism, our LGBTQ+ network, in celebrating events like Pride Month, Transgender Day of Visibility, Non-Binary People’s Day and International Day Against Homophobia, Biphobia and Transphobia. We also joined Tent’s LGBTQ+ Refugee Mentorship initiative, committing to mentoring over 50 refugees who have fled persecution from Afghanistan and other countries. At Jacobs we value the unique insights and talents that people with disabilities bring to our culture and business practices. In partnership with ACE, our employee network for people with disability and their allies, we are developing our company’s first Accessibility Action Plan, to be launched in FY22. Earlier this year, Steve Demetriou became one of 72 CEOs to sign Disability:IN’s CEO Letter on Disability Inclusion, demonstrating our commitment to creating an inclusive global economy where people with disabilities participate fully and meaningfully. We also joined The Valuable 500, an organization that seeks to ensure disability inclusion is on business leadership agendas across the globe. Through VetNet, our employee network for veterans, their families and current military reserve members, we continue to work to recruit, develop and retain the best military and veteran talent, partnering with key organizations like Hiring Our Heroes, Boots2Roots and HirePurpose. In November we were proud to receive the HIRE Vets Gold Medallion for Veteran Recruiting. Our One World employee network continues to celebrate cultures around the world and foster global connectivity, nurturing and supporting our diverse employees and clients across all ethnicities and cultures. Empowering employees to maximize their potential, our Jacobs Careers Network continues to organize and support career-enriching development and networking opportunities in all our geographies. Partnerships and recognition Jacobs received its first top score in the 2021 Disability Equality Index, a national benchmarking tool on corporate policies and practices related to disability inclusion and workplace equality. Jacobs has been named STEM Learning U.K.’s Inspirational STEM Employer. For the third year running we were identified by the Human Rights Campaign (HRC) as a Best Place to Work for LGBTI+ Equality, earning a top score of 100%. Steve Demetriou signed a pledge expressing support for the Standards of Conduct for Business: Tackling Discrimination against Lesbian, Gay, Bisexual, Trans, and Intersex (LGBTI+) People put forth by the Office of the United Nations High Commissioner for Human Rights. We were named one of the Times Top 50 Employers for Women, and awarded Employer of Choice for Gender Equality by Australia’s Workplace Gender Equality Agency for the fifth year running. Steve Demetriou is one of 70 Catalyst CEO Champions for Change, a commitment that enshrines our dedication to advancing women in the workplace and leading for equity and inclusion. We strengthened our commitment to developing and hiring the best diverse talent with organizations like the National Society of Black Engineers (NSBE), the Society of Hispanic Professional Engineers, and Building Equality, the U.K. construction industry’s leading LGBTQ+ alliance. We are a proud member of NSBE’s Board of Corporate Affiliates — their top national support level — and Jacobs’ Freddie Fuller recently completed his three-year tenure as National Chair of the Community of Minority Transportation Officials. Delivering Equality — our Key Action Achievements Plan for Advancing Justice and In January, we observed Dr. Martin Luther King Jr. Day as a U.S. company holiday for the first time, and encouraged all of our U.S. employees to make it a “day on, rather than a day off” by using the day to volunteer in their communities to honor Dr. King’s legacy. We invested over $500,000 in contributions tangibly benefitting the Black community and helping create a new generation of Black talent through targeted STEAM programs. Examples include a partnership with SEED LA’s new campus in South Los Angeles, scholarships for outstanding Black students at the University of Connecticut and with the Cowrie Scholarship Foundation in the U.K., and a Tier 1 partnership with Howard University where Jacobs is renovating a computer lab and creating five scholarships. We are focusing on growing our Supplier Diversity Program Framework, spending over $1.3bn in 2021 on diverse suppliers across the company.

NOTICE OF 2022

ANNUAL MEETING OF SHAREHOLDERS

When: Tuesday, January 25, 2022, at 9:00 a.m., Central Standard Time

Location: Online via live webcast at www.virtualshareholdermeeting.com/JEC2022

You are cordially invited to attend the 2022 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. (the Company or Jacobs). Due to the continuing public health impact of the global coronavirus (COVID-19) pandemic, this year’s Annual Meeting of Shareholders (Annual Meeting) will be completely virtual. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/JEC2022. Simply enter the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials.

Business Items

1.	Election of the directors named in the Proxy Statement to hold office until the 2023 Annual Meeting.
2.	Advisory vote to approve the Company’s executive compensation.
3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022.
4.	Discuss any other business that may properly come before the Annual Meeting.

Record Date

The shareholders of record at the close of business on November 30, 2021, will be entitled to vote at the virtual Annual Meeting and any adjournment or postponement thereof.

Proxy Voting

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and mailing the proxy card or voting instruction card sent to you. You also have the option of voting your shares electronically via the Internet or by telephone. Voting instructions are printed on your proxy card, voting instruction card, or Notice of Internet Availability of Proxy Materials. To ensure your shares are represented at the meeting, please cast your vote by mail, telephone or Internet as soon as possible, even if you plan to attend the Annual Meeting virtually.

How to Cast your Vote

Your vote is important. All shareholders who owned common stock of the Company at the close of business on the Record Date of November 30, 2021, may vote. You may vote in one of the following ways:

Vote by Internet www.proxyvote.com

Vote by Telephone 1 (800) 690-6903 Or the telephone number on your proxy card

Vote by Mail Sign, date, and return your proxy or voting instruction card

Vote in Person Attend the meeting virtually and vote during the live webcast
If your shares are held in a stock brokerage account or by a bank or other record holder, please refer to the instructions from your bank, brokerage account or other record holder.

By order of the Board of Directors

Justin C. Johnson

Senior Vice President, General Counsel and Corporate Secretary

  Important Notice Regarding the Availability of Proxy Materials

  for the Annual Shareholder Meeting to be Held on January 25, 2022

  This Proxy Statement and accompanying 2021 Annual Report to Shareholders are available at http://materials.proxyvote.com/469814.

2022 Proxy Statement |      xi

xii	| 2022 Proxy Statement

PROXY STATEMENT

We are providing these proxy materials in connection with the 2022 Annual Meeting of Shareholders (the Annual Meeting) of Jacobs Engineering Group Inc. (the Company or Jacobs). This Proxy Statement and the Company’s 2021 Annual Report on Form 10-K were first made available to shareholders and the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card were first sent to shareholders on or about December 10, 2021. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

GENERAL

The Annual Meeting will be held on Tuesday, January 25, 2022, at 9:00 a.m., CST and will be a completely virtual meeting of shareholders as a health precaution in light of the continuing global COVID-19 pandemic. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/JEC2022. Simply enter the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.

You should ensure that you have a strong Wi-Fi connection wherever you intend to participate in the meeting. You should also give yourself enough time to log in and ensure that you can hear streaming audio prior to the start of the meeting. We encourage you to access the virtual meeting platform before the Annual Meeting begins. Online check-in will start at 8:45 a.m. CST on January 25, 2022,15 minutes before the meeting begins.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company (the Board of Directors or Board) is soliciting your vote in connection with the Annual Meeting.

What is the purpose of the Annual Meeting?

The Annual Meeting will be the Company’s regular annual meeting of shareholders. You will be voting on the following matters at the Annual Meeting:

Proposal Number	Description	Board Recommendation	Page Reference

1	Election of the directors named in this Proxy Statement to hold office until the 2023 Annual Meeting.	FOR each nominee	5

2	An advisory vote to approve the Company’s executive compensation.	FOR	30

3	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022.	FOR	62

Why are you holding a virtual Annual Meeting?

We care deeply about the health and safety of our shareholders, directors and employees, as well as our friends and neighbors in the communities where we live and work. After careful consideration, in light of the

2022 Proxy Statement |	1

continuing COVID-19 pandemic, our 2022 Annual Meeting is being held online via live webcast with no physical location. Our goal for the Annual Meeting is to enable the broadest and largest number of shareholders to safely participate in the meeting, while providing substantially the same access and exchange with the Board and management as an in-person meeting. We believe that we are observing best practices for virtual shareholder meetings, including by providing a support line for technical assistance (which will be provided on the virtual meeting website at www.virtualshareholdermeeting.com/JEC2022) and addressing as many shareholder questions as time allows. Our aim is to offer shareholders rights and participation opportunities during our virtual Annual Meeting that are comparable to those that have been provided at our past in-person annual meetings of shareholders. We intend to return to an in-person format for future shareholder meetings as soon as it is considered safe to do so.

How many votes can be cast by shareholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 129,453,374 shares of common stock outstanding and entitled to vote on November 30, 2021 (the Record Date).

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present via the virtual meeting platform or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you have voted electronically via the Internet or by telephone or a proxy card or voting instruction card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

How many votes are required to elect directors and approve the other proposals?

Proposal No. 1 (Election of Directors): Each director is elected by a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

Proposal No. 2 (Advisory Vote to Approve Executive Compensation): The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of the shares of common stock present, in person via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory votes. The results of advisory votes are not binding on the Board of Directors.

Proposal No. 3 (Ratification of the Appointment of Ernst & Young LLP as Auditors): The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal. This proposal is considered a routine matter with respect to which a broker or other nominee can generally vote in their discretion. Therefore, no broker non-votes are expected in connection with this proposal.

How can I vote my shares in person at the Annual Meeting?

This year’s Annual Meeting will be held entirely online as a health precaution in light of the continuing COVID-19 pandemic. Shareholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/JEC2022. To participate in the Annual Meeting, you will need the 16-digit

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control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials. You will be able to vote your shares electronically while attending the Annual Meeting via the virtual meeting platform by following the instructions on the website. However, even if you plan to attend the Annual Meeting via the virtual meeting platform, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote by proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card that was sent to you or by voting your shares electronically via the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Voting instructions are printed on your proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials. You are encouraged to vote by proxy as soon as possible, even if you plan to attend the Annual Meeting via the virtual meeting platform.

What if I don’t vote on some of the proposals?

If you return your signed proxy card or voting instruction card in the envelope provided to you but do not mark selections, your shares will be voted in accordance with the recommendations of the Board of Directors with respect to such selections. Similarly, when you vote electronically on the Internet and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board of Directors with respect to the matters on which you did not vote. In connection therewith, the Board of Directors has designated Mr. Steven J. Demetriou, Mr. Kevin C. Berryman and Mr. Justin C. Johnson as proxies. Shareholders that vote by telephone must vote on each matter. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, or by Internet or telephone, your shares will be voted in accordance with your instructions.

What if I hold my shares in a brokerage account or through a bank or other nominee?

If you are a beneficial owner and hold your shares in street name through a broker, bank or other nominee and do not return the voting instruction card, the broker, bank or other nominee will vote your shares on each matter at the Annual Meeting for which it has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms, but do not have discretion to vote on the election of directors or on any advisory vote regarding the Company’s executive compensation. You may receive multiple sets of proxy materials if you hold your shares of Company common stock in multiple ways, such as directly as a holder of record or indirectly through a broker, bank or other nominee or through the Jacobs 401(k) Plans (as defined below). You are encouraged to vote all proxy cards and voting instruction cards you receive as soon as possible.

What if I hold my shares in the Jacobs 401(k) Plans?

If your shares of Company common stock are held in any of the Jacobs 401(k) Plus Savings Plan, the Jacobs Union 401(k) Plus Savings Plan or the Jacobs Technology Inc. Employees’ Savings Plan (collectively referred to as the Jacobs 401(k) Plans), you will receive a voting instruction card allowing you to instruct the trustee of the Jacobs 401(k) Plans how to vote such shares. The trustee will vote the shares credited to your account in accordance with your instructions, provided the trustee determines it can do so in accordance with the Employee Retirement Income Security Act of 1974 (ERISA). Pursuant to ERISA, the trustee would only be prevented from voting the shares credited to your account in accordance with your instructions if the independent fiduciary of the Jacobs 401(k) Plans, State Street Global Advisors (SSGA), deems that following the instructions would be a violation of the trustee’s fiduciary duties. To allow sufficient time for voting by the trustee of the Jacobs 401(k) Plans, your voting instructions must be received by January 20, 2022, at 11:59 p.m. EST. If you do not send instructions regarding the voting of shares in your Jacobs 401(k) Plan account(s), or if your instructions are not received in a timely manner, SSGA will direct the trustee, in SSGA’s discretion, how to vote your shares. Please follow the instructions on your voting instruction card, which may be different from those provided to other shareholders. For the avoidance of doubt, if you are a participant in a Jacobs 401(k) Plan, you may not vote during

2022 Proxy Statement |	3

the Annual Meeting via the virtual meeting platform. You may receive multiple sets of proxy materials if you hold your shares of Company common stock in multiple ways, such as directly as a holder of record or indirectly through a broker, bank or other nominee or through the Jacobs 401(k) Plans. You are encouraged to vote all proxy cards and voting instruction cards you receive as soon as possible.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials and soliciting proxies. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or electronic communication. These individuals will not be paid any additional compensation above their regular salaries and wages for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a total fee of up to $20,000 plus reimbursement of expenses. MacKenzie Partners, Inc. may solicit proxies in person, by telephone or electronic communication.

Can I change or revoke my vote?

Yes. Even if you sign and return the proxy card or voting instruction card in the form provided to you, vote by telephone, or vote electronically via the Internet, you retain the power to revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting. You can revoke your proxy or change your vote at any time before that deadline by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card or by submitting a later-dated vote by telephone or electronically on the Internet or by voting via the virtual meeting platform during the virtual Annual Meeting at www.virtualshareholdermeeting.com/JEC2022. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker, bank or other nominee.

Whom can I contact if I have questions or need assistance in voting my shares?

Please contact MacKenzie Partners, Inc., the firm assisting us in the solicitation of proxies, at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

proxy@mackenziepartners.com

Call Toll-Free: (800) 322-2885

or

Collect/International: +1 (212) 929-5500

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

What are You Voting on?

At the Annual Meeting, shareholders will be asked to elect ten (10) directors to serve on the Board of Directors. The Board of Directors has nominated Steven J. Demetriou, Christopher M.T. Thompson, Priya Abani, General Vincent K. Brooks, General Ralph E. Eberhart, Manny Fernandez, Georgette D. Kiser, Barbara L. Loughran, Robert A. McNamara and Peter J. Robertson for election as directors for 1-year terms expiring at the 2023 Annual Meeting. When elected, directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal.

Robert C. Davidson, Jr. and Linda Fayne Levinson, who are currently serving on the Board of Directors and whose terms are expiring on the date of the Annual Meeting, are not standing for re-election at the Annual Meeting. It is expected that, effective upon the expiration of the terms of Mr. Davidson and Ms. Fayne Levinson, the size of the Board of Directors will be reduced from 12 to 10.

If, for any reason, any nominee is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

What is the Voting Requirement?

Each director is elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). The Company did not receive any shareholder nominations for any director and thus the election of directors at the Annual Meeting will be an uncontested election.

Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of the election.

The Board of Directors unanimously recommends that you vote FOR the election of each nominee

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Members of the Board of Directors

Directors	Independent	Director Since	Committee Membership*
			Audit (1)	ESG & Risk (2)	Human Resource & Compensation	Nominating & Corporate Governance (3)

Steven J. Demetriou (4) Chair & Chief Executive Officer		2015
Christopher M.T. Thompson (5) Lead Independent Director	●	2012	●			●
Priya Abani	●	2021				●
General Vincent K. Brooks	●	2020			●	●
Robert C. Davidson, Jr. (6)	●	2001		●		Chair
General Ralph E. Eberhart	●	2012			●	●
Manny Fernandez	●	2020	●		●
Georgette D. Kiser	●	2019		●	●
Linda Fayne Levinson (6)	●	1996	●	●		●
Barbara L. Loughran	●	2019	Chair	●
Robert A. McNamara	●	2017	●	Chair
Peter J. Robertson	●	2009		●	Chair

* Reflects Committee membership as of the Record Date.

(1)	It is anticipated that, effective as of the date of the Annual Meeting, Ms. Fayne Levinson, upon her retirement from the Board, will no longer serve as a member of the Audit Committee.
(2)

It is anticipated that, effective as of the date of the Annual Meeting, the following changes will be made to the composition of the ESG and Risk Committee: (i) Mr. Davidson, upon his retirement from the Board, will no longer serve as a member, (ii) Ms. Fayne Levinson, upon her retirement from the Board, will no longer serve as a member, and (iii) General Eberhart will be added as a member.

(3)

It is anticipated that, effective as of the date of the Annual Meeting, the following changes will be made to the composition of the Nominating and Corporate Governance Committee: (i) Mr. Davidson, upon his retirement from the Board, will no longer serve as the Chair or as a member, (ii) Ms. Fayne Levinson, upon her retirement from the Board, will no longer serve as a member, (iii) General Eberhart will succeed Mr. Davidson as Chair; and (iv) Ms. Kiser will be added as a member.

(4)	As Chair, Mr. Demetriou is invited to attend each Committee meeting, except to the extent that a Committee requests to meet without Mr. Demetriou present.
(5)	Mr. Christopher Thompson serves as Lead Independent Director and presides over meetings of the independent directors and is invited to attend each Committee meeting.
(6)	The terms of Mr. Robert C. Davidson, Jr. and Ms. Linda Fayne Levinson will expire on the date of the Annual Meeting and they will not stand for re-election at the Annual Meeting.

The following sections summarize the specific experience, qualifications and background information of each director nominee that led the Board of Directors to conclude that each such person should serve on the Board of Directors.

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Director Experience Matrix

Industry and Sector Experience	Our directors have lived and worked around the world

✓ Infrastructure

✓ Government

✓ Aerospace

✓ Military

✓ Financial

✓ Banking

✓ Manufacturing

✓ Environmental

✓ Technology

✓ Cyber Security

✓ Consumer manufacturing

✓ Consulting

✓ Healthcare

✓ Pharmaceutical & Medical Device

✓ Retail
✓ Industrial Products
✓ Engineering & Construction

✓ Professional Services
✓ Distribution
✓ Oil & Gas
✓ Specialty Chemicals
✓ Mining & Metals
✓ International Relations
✓ Public/Strategic Communications
✓ Food & Beverage
✓ Media/Telecom
✓ Product Development

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Director Biographies

Steven J. Demetriou Chair and Chief Executive Officer Director Since: 2015 Age: 63 Chair of the Board

Mr. Demetriou brings international business perspectives and more than 35 years of experience in leadership and senior management roles to the Board, including over 20 years in the role of Chief Executive Officer. Over the course of his career, he has gained experience in a variety of industries. His breadth of experience is particularly valuable, given the variety of industries in which the Company’s clients operate.

Business Experience

•  Chairman and Chief Executive Officer of Aleris Corporation (2004-2015)

•  Chief Executive Officer of Noveon, Inc. (2001-2004)

•  Executive Vice President of IMC Global Inc. (1999- 2001)

•  Various leadership positions with Cytec Industries Inc. and ExxonMobil Corporation (1981-1999)

Education

•  Bachelor of Science (BS) in Chemical Engineering from Tufts University

Public Company Boards

•  C5 Acquisition Corp. (SPAC) (Chair) (2021-present)

•  FirstEnergy Corp. (2017-present)

•  Kraton Performance Polymers (2009-2017)

•  Non-Executive Chairman of Foster-Wheeler (2011- 2014)

•  OM Group (2005-2015)

Private Boards & Community Involvement

•  Co-Chairman of US-Saudi Arabian Business Council

•  Board Member of Cuyahoga Community College Foundation

•  Board Member of Dallas Citizen’s Council

•  Board Member (Chair) of CS Acquisition Corp.

•  Co-Chair World Economic Forum’s Infrastructure Committee

Christopher M.T. Thompson

Former Chairman and Chief Executive Officer of Gold Fields Ltd.

Director Since: 2012

Independent

Age: 73

Lead Independent Director

Board Committees:

• Audit

• Nominating & Corporate Governance

Mr. Thompson has an extensive background in international operations, finance and strategic leadership in a range of industries, including investments and mining. As Lead Independent Director, he brings valuable insight and independent leadership to the Board regarding the day-to-day operations of large global organizations, risk management and corporate best practices.

Business Experience

•  Director, Chairman and Chief Executive Officer of Gold Fields Ltd. (1998-2005)

•  Chairman of the World Gold Council (2002-2005)

•  Founder and Chief Executive Officer of Castle Group Ltd. (1992-1998)

Education

•  Bachelor’s degree in Law and Economics from Rhodes University, South Africa

•  Master’s degree in Business Management from Bradford University, United Kingdom

Public Company Boards

•  Royal Gold, Inc. (2013-2020)

•  Teck Resources Limited (2003-2014)

•  Golden Star Resources Ltd. (2010-2015)

•  Various public portfolio companies of Castle Group (1985-1999)

Private Boards & Community Involvement

•  Board member of The Colorado School of Mines Foundation (2013-2017)

•  Board member and Vice President of South African Chamber of Mines (1998-2002)

•  Board member of Business Against Crime South Africa (1998-2002)

8	| 2022 Proxy Statement

Priya Abani CEO & President, Member Board of Directors at AliveCor Director Since: 2021 Independent Age: 46 Board Committees: • Nominating & Corporate Governance

Ms. Abani brings more than 20 years’ experience in building high-performing organizations, launching innovative products on a global scale, and leading cross- industry strategic alliances. As AliveCor CEO, she is leading the drive to patient-centric remote cardiological care. Under her leadership, the company has built the largest AI-driven consumer subscription service in the world for cardiovascular care, with its technology in the hands of more than 1.5 million people in 40 countries around the world. Ms. Abani also led the company’s recent growth into enterprise markets with reimbursed cardiac monitoring services for healthcare providers, partnerships with pharmaceutical companies and clinical research organizations for remote cardiac safety testing, and is overseeing the development of a comprehensive condition management service offering for cardiology. Her experience is particularly valuable to the Board given the Company’s focus on delivering technology-based solutions and innovations to its clients around the world.

Business Experience

•  AliveCor, Inc., CEO & President, Member of Board of Directors (2019-present)

•  Amazon.com, Inc., General Manager, Alexa Voice Service (2016-2019)

•  Intel Corporation (Engineer, 1998-2001; Manager, 2002-2006, Senior Manager, 2008-2011; Senior Director 2012-2016)

•  Marvell, Senior Product Manager (2006-2008)

Education

•  BE in Computer Engineering from VJTI, Mumbai, India

•  MS in Computer Science from Clarkson University, NY

•  MBA in Entrepreneurship, Babson College, Boston, MA

Private Boards & Community Involvement

•  Director of AliveCor, Inc.

•  Senior Advisor for President’s Council on Jobs and Competitiveness (2011)

•  Girl Scouts troop leader

General Vincent K. Brooks (U.S. Army, Retired)

Principal of WestExec Advisors

Director Since: 2020

Independent

Age: 63

Board Committees:

• Human Resource & Compensation

• Nominating & Corporate Governance

General Vincent K. Brooks brings valuable leadership skills developed through his military service. His areas of expertise include leadership in complex organizations, inclusion and diversity, national security, international relations, military operations, combating terrorism and countering the proliferation of weapons of mass destruction. His 42-year military career provides the Board with valuable experience and knowledge of government and the military, which is particularly valuable given the Company’s government and national security clients and international operations.

National Security Experience

•  Former 4-Star General in the United States Army (retired 2019)

•  Commander of Korean and U.S. combined forces in the Republic of Korea (2016-2018)

•  Numerous high-level command and staff positions within the Armed Forces (1980-2019)

•  Principal of WestExec Advisors (2020-present)

Education

•  BS in Engineering from West Point Military Academy

•  Master of Military Art and Science from U.S. Army School of Advanced Military Studies at Fort Leavenworth, Kansas

•  Honorary Doctor of Laws from New England School of Law

•  Honorary Doctor of Humanities from New England Law | Boston

Public Company Boards

•  Diamondback Energy Inc. (2020-present)

•  Verisk (2020-present)

Private Boards & Community Involvement

•  Vice Chairman of the Gary Sinise Foundation

•  Chairman and President of the Korea Defense Veterans Association

•  Life Member of the Council on Foreign Relations

•  Visiting Senior Fellow at Harvard Kennedy School (Belfer Center for Science and International Affairs)

•  Distinguished Fellow at the University of Texas at Austin (Clements Center for National Security, and Strauss Center for International Security and Law)

2022 Proxy Statement |	9

General Ralph E. (“Ed”) Eberhart (USAF, Retired)

Chair of Armed Forces Benefit Association and 5Star Life Insurance Company

Director Since: 2012

Independent

Age: 74

Board Committees:*

• Human Resource & Compensation

• Nominating & Corporate Governance

General Eberhart brings extensive leadership skills developed through his military service. His 36-year military career provides the Board with valuable insights and knowledge of government and the military, which is particularly valuable given the Company’s government and military contracts.

Leadership, Military & International Experience

•  Former General Officer of the United States Air Force (1997-2005)

•  Numerous high-level command and staff positions within the Air Force and the Department of Defense (1968-2005)

•  Former Commander of US Northern Command, North American Aerospace Defense Command (NORAD), US Space Command, Air Force Space Command, Air Combat Command & U.S. Forces, Japan. He also served as Vice Chief of the United States Air Force.

Education

•  BS in Political Science from the United States Air Force Academy

•  Master’s in Political Science from Troy State University

Public Company Boards

•  Triumph Group, Inc. (2010-present)

•  VSE Corporation (2007-present), Chair (2019- present)

•  Rockwell Collins (2007-2018)

Private Boards & Community Involvement

•  Chair, American Air Museum in Britain

•  Trustee, Air Force Academy Endowment

•  Director, Segs4Vets

•  Director, TERMA North America Inc.

•  Member, Council of Foreign Relations

•  Member, Colorado Thirty Group

*	Effective January 2022, Gen. Eberhart will succeed Mr. Davidson as Chair of the Nominating and Corporate Governance Committee and will be added as a member of the ESG and Risk Committee.

Manny Fernandez Former Partner with KPMG LLP Director Since: 2020 Independent Age: 59 Board Committees: • Audit • Human Resource & Compensation

Mr. Fernandez was managing partner of the Dallas office of KPMG LLP and brings more than 36 years of experience advising large multi-national public and private companies in areas of business and financial operations, risk management and M&A. Mr. Fernandez’s broad industry experience brings in-depth knowledge across a variety of sectors, including industrial manufacturing, consumer products, retail and media. Mr. Fernandez also brings a strong focus on talent management, including talent acquisition and inclusion and diversity.

Business Experience

•  KPMG LLP (KPMG) (1984-2020; Partner 1996-2020)

•  KPMG Managing Partner, Dallas (2009-2020)

•  KPMG National Managing Partner, Talent Acquisition (2006-2009)

Education

•  BS in Accounting from Fairleigh Dickinson University

Public Company Boards

•  HollyFrontier Corp. (2020-present)

Private Boards & Community Involvement

•  Director of Latino Corporate Directors Association (LCDA)

•  Dallas National Golf Club

•  Member of the American Institute of Public Accountants

•  American Heart Association (past)

•  Dallas Holocaust and Human Rights Museum (past)

•  Dallas Regional Chamber of Commerce (past)

•  KERA (Dallas Public Television) (past)

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Georgette D. Kiser Former Chief Information Officer and Managing Director at The Carlyle Group Director Since: 2019 Independent Age: 54 Board Committees:* • ESG & Risk • Human Resource & Compensation

Ms. Kiser served as Chief Information Officer and Managing Director at The Carlyle Group where she was responsible for leading the firm’s global technology and solutions organization and developing and driving the IT strategy across the global enterprise, including application development, data, digital, infrastructure, cyber security, program management and outsourcing. Ms. Kiser is currently an Operating Executive for The Carlyle Group helping the firm and portfolio companies with due diligence and technical strategies for value creation. From 1996 until 2015, she was with T. Rowe Price Associates, where she served as Vice President and Director of Enterprise Solutions and Capabilities where she headed Enterprise Solutions and Capabilities within the Services and Technology Organization. She led and managed teams that provided creative solutions and leveraged technology for investment front office, trading, and back office operations. Prior to T. Rowe Price, Ms. Kiser worked for General Electric within their Aerospace Unit. Ms. Kiser brings extensive experience in developing and executing business initiatives in financial services and defense organizations to the Board of Directors.

Business Experience

•  Operating Executive, The Carlyle Group (2019– Present)

•  Chief Information Officer, Managing Director, The Carlyle Group (2015-2019)

•  Vice President, T. Rowe Price Associates (1996-2015)

Education

•  BS in Mathematics from University of Maryland

•  MBA from University of Baltimore

•  Master of Science (MS) in Mathematics from Villanova

Public Company Boards

•  NCR Corporation (2020-present)

•  Aflac Inc. (2019-present)

•  Adtalem Global Education (2018-present)

Private Boards & Community Involvement

•  Director, Claritas (Data driven marketing company) (2018-Present)

•  Advisor, BusinessOptix (Automated business process company) (2020-Present)

•  Member of Board of YearUp.org

*	Effective January 2022, Ms. Kiser will be added as a member of the Nominating and Corporate Governance Committee.

Barbara L. Loughran Former Partner with PricewaterhouseCoopers Director Since: 2019 Independent Age: 58 Board Committees: • Audit (Chair) • ESG & Risk

Ms. Loughran was a Partner with PricewaterhouseCoopers LLP (PwC) and brings more than 30 years of experience working with Fortune 500 executives and boards as they navigated strategic, transformational and operational issues. She has served in a number of leadership roles, including PwC’s Industrial Products Business Unit Leader for NY Metro; partner in PwC’s National Office working with the Securities and Exchange Commission and clients as they accessed the capital markets and responded to regulatory requirements; and later consulted on complex financial control matters. She also led the National Office effort focused on leveraging new and innovative technologies. Ms. Loughran’s broad industry experience brings in-depth knowledge in the professional services, manufacturing, pharmaceuticals, technology and consumer products sectors.

Business Experience

•  PricewaterhouseCoopers LLP (PwC) (1985-2018; Partner 1998-2018)

•  PwC National Office Partner (2015-2018 and 2000- 2003)

•  PwC NY Metro Industrial Products Business Unit Leader (2013-2015)

•  PwC NY Metro Retail & Consumer Business Development Leader (2010-2012)

Education

•  BA from Franklin & Marshall College

•  MBA from University of Pennsylvania, Wharton School

•  Certified Public Accountant

Public Company Boards

•  Armstrong World Industries (2019-present)

Private Boards & Community Involvement

•  United Way of Morris County, Board of Directors (1998-2007); Executive Committee, Finance Committee (Chair), Audit Committee, Treasurer, Assistant Treasurer

2022 Proxy Statement |	11

Robert A. McNamara Retired Group Chief Risk Officer of Lendlease Corporation (ASX) Director Since: 2017 Independent Age: 67 Board Committees: • Audit • ESG & Risk (Chair)

Mr. McNamara has over 35 years of experience managing global businesses in the development, design and delivery of projects in the government, institutional, infrastructure and industrial sectors in senior leadership positions. While at Lendlease, Mr. McNamara was responsible for ensuring Lendlease achieved world’s best practices in risk management and operational excellence. He also oversaw Lendlease’s Building, Engineering, and Services businesses in Australia. Prior to this role, Mr. McNamara was Chief Executive Officer, Americas of Lendlease.

Business Experience

•  Group Chief Risk Officer, Lendlease Corporation (2014-2017)

•  Chief Executive Officer, Americas of Lendlease (2010-2014)

•  Chairman and Chief Executive Officer of Penhall/LVI International (PLI) (2006-2010)

•  Senior Group President of Fluor Corporation (1996- 2006)

•  President and Chief Operating Officer of Marshall Contractors (1977-1996)

Education

•  Bachelor’s degree in Economics from Brown University

•  Completed the Consortia 1 Program at Thunderbird International Business School

•  Certification as a Public Board Director from the UCLA Anderson School of Management

Public Company Boards

•  UDR, Inc. (2014-present)

Private Boards & Community Involvement

•  Past Board member of the US China Business Council

•  Past Chairman for the Construction Industry Institute’s Technology Implementation Task Force

Peter J. Robertson

Former Executive Vice President, Director and Vice Chairman of the Board of Directors of Chevron Corporation

Director Since: 2009

Independent

Age: 74

Board Committees:

• ESG & Risk

• Human Resource & Compensation (Chair)

Mr. Robertson brings vital knowledge and experience to the Board from his 36-year career at Chevron Corporation. He also brings valuable international experience in developed and developing countries, including interactions with governments at the highest levels, from his executive experience and the multiple chairmanship and director positions he has held and currently holds. Mr. Robertson also has extensive experience on the boards of not-for-profit entities and public company boards, both with global reach, as well as important accounting know-how and experience with public company financial statements, disclosures and accounting rules from his service as Chief Financial Officer of Chevron USA.

Business Experience

•  Executive Vice President, Director and Vice Chairman of Chevron Board (2002-2009)

•  President of Chevron’s worldwide exploration, production and global gas businesses (2002-2004)

•  President of Chevron’s overseas exploration and production businesses (2000-2002)

•  President of Chevron’s North America exploration and production businesses (1996-2000)

•  President of Chevron’s natural gas processing business (1990-1994)

•  Chief Financial Officer of Chevron USA (1985-1990)

Education

•  BS in Mechanical Engineering from the University of Edinburgh

•  MBA from the University of Pennsylvania, Wharton School, where he was a Thouron Scholar

Public Company Boards

•  Vice Chairman of the Board for Chevron Corporation (2002-2009)

•  Sasol Limited (2012-2021)

•  Dynegy Inc. (1996-2000)

Private Boards & Community Involvement

•  Director, Sylvan Source, Inc. (2016-present)

•  Co-chairman of the US Saudi Arabian Business Council (2009-2018)

•  Chairman of the World Affairs Council of Northern California (2009-2018)

•  Chairman of the US Energy Association (2006-2008)

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CORPORATE GOVERNANCE

Highlights

Jacobs has a strong track record of integrity and corporate governance practices that promote thoughtful leadership by its officers and Board of Directors to facilitate profitable growth while strategically balancing risk to maximize long-term shareholder value. Below is a summary of certain information about our Board, our Director Nominees and the governance best practices employed by the Company for fiscal 2021.

Our Board and Director Nominees

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Our Corporate Governance Practices

Corporate Governance Best Practices

✓  90% of Board Comprised of Independent Directors

✓  Commitment to Board Refreshment and Diversity (Five new diverse directors in last three years)

✓  Highly Engaged Lead Independent Director

✓  Formed new ESG & Risk Committee to further increase oversight of Environmental, Social and Corporate Governance (ESG) and Enterprise Risk Management

✓  Rotated Lead Independent Director in Fiscal 2019 and Committee Membership in Fiscal 2021

✓  Annual Election of Directors

✓  Majority Voting for Directors

✓  Anti-Corruption Compliance Training for Directors

✓  Code of Ethics for Directors, Officers & Employees

✓  Annual Self-Evaluations by Board and each Committee

✓  Board Educational Sessions in Connection with Regular Board Meetings

✓  Rigorous Director Selection Process

✓  Substantial Board Oversight of Strategic Objectives, Including M&A Activity and Capital Allocation

✓  Director Attendance at Board & Committee Meetings: 100%

✓  Fully Independent Committees

✓  Highly Engaged with Management in Assessing and Responding to COVID-19 Pandemic

✓  Extensive Shareholder Engagement Efforts

✓  Robust Stock Ownership Guidelines for Directors and Executive Officers

The Board’s Role in Enterprise Risk Management Oversight

The Board of Directors oversees the Company’s approach to enterprise risk management (ERM), which is designed to support the achievement of strategic objectives, improve organizational performance and enhance long-term shareholder value. In conjunction with management, the Board assesses the specific risks faced by the Company and reviews the steps taken by the Company’s leadership to manage those risks. The Board also provides guidance to and oversight of management throughout the year with respect to setting the Company’s corporate strategy, which facilitates these assessments and reviews. The Board also encourages management to promote a corporate culture that integrates risk management into the Company’s corporate strategy and day-to-day business operations in a way that is consistent with the Company’s targeted risk profile.

By way of this framework, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational, strategic, health and safety, IT security & cyber, geopolitical, talent/human capital and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions, capital allocation and other financial matters. In addition, the independent directors discuss risk management during executive sessions without the Company’s leadership present.

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In fiscal 2021, the Board formed a new standing committee, the ESG and Risk Committee, to further enhance the structure of the Board’s oversight for ESG and ERM. The newly-formed ESG and Risk Committee assists the Board in overall oversight of ESG and ERM matters, with certain specified areas being allocated to the Board’s other standing committees as noted below. To ensure coordination and collaboration among the Board’s committees, the membership of the ESG and Risk Committee includes members from each of the Board’s committees. The specific risk areas of focus for the Board and each of its Committees are summarized below.

Primary Area of Risk Oversight
Full Board

•  Assesses risk throughout the enterprise

•  Receives regular reports from the ESG and Risk Committee with respect to ESG and ERM matters

•  Focuses on risks arising out of various aspects of the Company’s corporate strategy and the implementation of that strategy

       Considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions, capital allocation and other financial matters

ESG and Risk Committee

•  Reviews the Company’s overall ESG strategy and oversees the Company’s key ESG initiatives and policies

•  Receives regular reports from management on ESG risks, including risks and opportunities relating to climate change, as well as enterprise-wide ESG initiatives and impacts to lines of business

•  Reports to the Board any current and emerging topics relating to ESG matters that are expected to materially affect the business, operations, performance, or public image of the Company and details actions taken in relation thereto

•  Reviews the Company’s ERM strategy and its policies, procedures, and standards for identifying and managing Enterprise Risk

•  Oversees deployment of ERM framework and its risk measurement methodologies

•  Reviews and discusses with senior management the mitigation actions and measures taken by the Company to manage Enterprise Risk

•  Monitors and advises management with respect to special litigation matters

Audit Committee

•  Reviews and discusses with management and the Company’s independent registered public accounting firm any financial reporting issues and risks relating to the Company’s financial statements and the adequacy of the Company’s internal controls

•  Receives regular briefings from the legal department and internal audit regarding hotline reports (to the extent not reported to another committee) and other material internal audits and findings

•  Reviews internal controls and processes over material public disclosures related to sustainability/ESG

Human Resource and Compensation Committee

•  Regularly reviews compensation practices and policies to consider whether they encourage excessive risk taking

•  Reviews on annual basis the assessment by the Company’s executive officers of the risk associated with the Company’s compensation programs covering its employees, including executives

•  Provides oversight with respect to succession planning for the CEO and other senior executives, monitors other key talent initiatives of the Company

•  Oversees and monitors the Company’s qualified and non-qualified benefit plans, including governance for such plans

•  Reviews ESG matters relating to human capital and related matters

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Primary Area of Risk Oversight

Nominating and Corporate Governance Committee

•  Oversees risks associated with the independence of directors and Board nominees

•  Assists the Board in overseeing the activities with respect to compliance and business practice matters, including the Company’s corporate governance policies

•  Oversees ESG matters relating to corporate governance and compliance

Special Committees	• Formed by the Board from time to time to evaluate and provide oversight with respect to specific matters or initiatives

Pursuant to the Board’s instruction, the Company’s leadership regularly reports on applicable risks to the relevant Committee or the Board, as appropriate, including regular reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its Committees. The Company’s Executive Vice President, Chief Legal and Administrative Officer, Senior Vice President, Enterprise Risk Management and ERM Manager also work closely with the management team to develop effective risk management strategies and practices.

Actions Taken in Fiscal 2021 to Enhance Enterprise Risk Management

As noted above, in fiscal 2021, the Board created a new committee, the ESG and Risk Committee. The ESG and Risk Committee provides oversight and reviews with management and the Board the emerging ESG issues affecting the Company and assists the Board in fulfilling its oversight of management’s responsibilities to design, implement and maintain an effective ERM framework. The Committee regularly receives updates from management on risk-related matters and risk reporting from management, including a report that addresses and provides updates on key and emerging risks.

COVID-19 Risk

Since the beginning of the COVID-19 pandemic, the Board has received regular updates from management regarding the impact of COVID-19 on the Company and has been highly engaged with management in identifying and addressing strategic risks and opportunities from the resulting structural shifts in the industries in which the Company operates. The Board’s review and discussions around this ongoing pandemic span a broad range of matters, including protecting the health and safety of our employees, evaluating the impact of the pandemic on strategy, operations, capital allocation, liquidity and financial matters, succession planning matters, interruptions in the sectors in which our customers operate, including supply chain disruptions, government stimulus programs, interruptions in the financial markets and monitoring continued compliance with applicable laws. During the pandemic, we also adjusted the majority of our planned in-person Board meetings to hold them virtually to ensure maximum health and safety of the Board while also ensuring continued effective functioning of the Board.

Cybersecurity Governance Highlights

The Board recognizes the importance of maintaining the trust and confidence of our customers, contractors, partners, and employees. As a part of its objective, independent oversight of the key risks facing the Company, the Board devotes significant time and attention to data and systems protection, including cybersecurity and information security risk.

The Board oversees management’s approach to staffing, policies, processes, and practices sufficient to effectively gauge and address cybersecurity and information security risk. The Audit Committee oversees risks to the integrity of our financial systems from cybersecurity threats. Our Board receives regular presentations and reports throughout the year on cybersecurity and information security risk. In fiscal 2021, the Chief Digital and Information Officer (CDIO) and other senior executives provided three briefings on cyber and information security to the full Board. These presentations and reports address a broad range of topics, including updates on technology trends, regulatory developments, legal issues, policies and practices, the threat environment and vulnerability assessments, and specific and ongoing efforts to prevent, detect and respond to internal and external

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critical threats. The Board and Audit Committee regularly discuss cybersecurity and information security risks with our CDIO. The Audit Committee also receives presentations on IT controls related to the Company’s financial reporting systems.

Our cybersecurity program governs how we identify and mitigate information security risks. The program is comprised of administrative, technical, logical, and physical safeguards to protect against threats or hazards and aligns to the United States National institute of Standards and Technology (NIST) Cyber Security Framework and its supporting controls. We also maintain a corporate Cybersecurity Organization that develops, implements, maintains, and operates the cybersecurity program. The program is documented in our global cybersecurity policy and includes cybersecurity audits, review of third-party information systems, interconnectivity with business networks, system access controls and monitoring, and data back-up and recovery, and training and awareness. Cybersecurity training is mandatory and issued to all employees annually. Cybersecurity awareness is also included across other training programs, including our annual Code of Conduct and privacy training programs.

As part of our cybersecurity governance, we also utilize a Cybersecurity Steering Committee comprised of executive management, operational leaders, and cross-functional teams. Generally, this committee meets quarterly, or as frequently as appropriate, to review, assess and direct decisions related to cybersecurity and information systems matters.

In addition, Jacobs U.K. Limited, our wholly-owned U.K. subsidiary, holds an ISO 27001 Certification.

Board Leadership Structure

The Board’s leadership is comprised of:

•	Chair of the Board and CEO: Steven J. Demetriou

•	Lead Independent Director: Christopher M.T. Thompson

•

Audit (Barbara L. Loughran, Chair), ESG and Risk (Robert A. McNamara, Chair) Human Resource and Compensation (Peter J. Robertson, Chair), and Nominating and Corporate Governance (Robert C. Davidson, Jr., Chair) Committees: The Chair and all members of each Committee are independent

Currently, the Board is led by Mr. Demetriou as Chair, a position he has held since July 2016, and Mr. Christopher M.T. Thompson, who has served as Lead Independent Director since January 2019.

In a process led by the Lead Independent Director and the Chair of the Nominating and Corporate Governance Committee, the Board evaluates the appointment and role of the Chair on an annual basis. The Board has determined that having Mr. Demetriou serve as Chair provides significant advantages to the Board and the Company, as it allows the Board to benefit from his knowledge of the Company’s business and market opportunities and risks, and also facilitates communications and relations with other members of senior leadership. The Board also believes that having Mr. Demetriou serve as Chair is advantageous to the Company when working with clients in certain areas of the world in which the title of Chair is significant.

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Because the Board believes that strong independent leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Independent Director. The Board believes that a Lead Independent Director, who has the responsibilities set forth in the Company’s Corporate Governance Guidelines, provides independent leadership, oversight and benefits for the Company and the Board that would be provided by an independent Chair. Responsibilities of the Lead Independent Director include the following:

✓  Serving as the independent directors’ central point of communication with the Chair and CEO

✓  Presiding at meetings of the Board at which the Chair and CEO is not present, including executive sessions of independent directors

✓  Reviewing and discussing the schedule of Board meetings and meeting agendas with the Chair and CEO

✓  Attending meetings of all Committees of the Board

✓  Working with the Chair of the Nominating and Corporate Governance Committee and Chair and CEO on the Board succession and refreshment process

✓  Working with the Chair of the Nominating and Corporate Governance Committee to conduct the annual Board self-evaluation

✓  Working with the Chair and CEO to support appropriate compliance with Board policies

✓  Proactively engaging with the Chair and CEO as a key advisor on emerging issues and alternative courses of action

✓  Calling special meetings of the Board and/or meetings of the independent directors

✓  Together with the Chair of the Human Resource and Compensation Committee (Compensation Committee) and the Chair of the Nominating and Corporate Governance Committee, evaluating the performance and compensation of the Chair and CEO and CEO succession planning

✓  Participating in shareholder outreach and communications

✓  Meeting with various Company constituencies on behalf of the Board or the Company

The Nominating and Corporate Governance Committee leads the process of the Board’s evaluation of the selection, role and term of the Lead Independent Director on an annual basis.

Board Composition

The Nominating and Corporate Governance Committee is responsible for the annual review, with the Board, of the appropriate skills and characteristics required of members in the context of the current make-up of the Board. This process enables the Nominating and Corporate Governance Committee to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the following factors:

•	Independence: The Board must be comprised of a majority of independent directors.

•

Relevant Skills and Experience: The assessment of skills and characteristics of Board members takes into account all skills and experience deemed relevant by the Nominating and Corporate Governance Committee, including those summarized in the Director Experience Matrix on page 7 among others. For incumbent directors, past performance on the Board of Directors and its Committees is also taken into consideration. For new director candidates, the assessment also takes into account the ability and willingness of the director candidate to serve on the Board for a minimum of 5 to 7 years.

•

Diversity: The Board believes it should encompass individuals with diverse backgrounds and perspectives. In accordance with this guideline, the Nominating and Corporate Governance Committee considers the diversity of viewpoints, backgrounds, experience and other demographics in evaluating and considering potential director candidates. Diversity is an important consideration in the director nomination process because the Board believes that people of broad diversity, including, but not limited to, different genders, experiences, ages, races, and ethnic backgrounds and military experience, can contribute different, useful perspectives, while collaborating effectively to further the Company’s mission. This policy is included in the Company’s Corporate Governance Guidelines.

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The Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications and attributes of directors and director candidates individually, as well as in the broader context of the Board’s overall composition and the Company’s current and future needs, to ensure that the Board as a whole possesses the requisite combination of skills, professional experience and diversity of backgrounds and perspectives.

Independence of Directors

The Board of Directors has adopted the Board of Directors Guidelines for Determining the Independence of its Members, which are accessible by following the link to “Investors — Corporate Governance & ESG Data” on the Company’s website at www.jacobs.com. The Board of Directors has affirmatively determined that each person who served as a member of the Board of Directors during fiscal 2021 and each director nominee, other than Mr. Demetriou, is independent under Section 303A.02 of the New York Stock Exchange (NYSE) listed company manual and the Company’s independence guidelines. Each member of each Committee of the Board is also independent (as defined by the applicable NYSE rules).

In addition, as further required by the NYSE’s listed company manual and the Company’s Independence Guidelines, the Board of Directors has made an affirmative determination that no material relationship exists between any independent director and the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making this determination, the Board considered all relevant relationships, whether immaterial or material, between any director and the Company, as further described below.

Mr. Davidson is a member of Gamma Zeta Boulé Foundation and Sigma Pi Phi Professional Fraternity. The Company has made annual contributions to these organizations during the last three fiscal years. Such amounts did not exceed $10,000 in any fiscal year.

Ms. Loughran is a former partner of PwC, which has provided non-audit related consulting services to the Company. The payments by the Company to PwC for any fiscal year were substantially less than the greater of 2% of the consolidated gross revenues of PwC and $1 million, and Ms. Loughran was never involved in providing any services to the Company while a partner of PwC. A family member of Ms. Loughran is employed by Willis Towers Watson, which provides consulting services to the Company. The payments by the Company to Willis Towers Watson for any fiscal year were substantially less than the greater of 2% of the consolidated gross revenues of Willis Towers Watson and $1 million, and the family member is not an executive officer of that company.

Until February 2018, Mr. Robertson served as the U.S. co-chairman of the U.S.-Saudi Arabian Business Council, an organization to which the Company makes annual cash contributions of approximately $20,000 and also supports conferences. In February 2018, Mr. Demetriou succeeded Mr. Robertson in this role as the co-chairman. Mr. Robertson is also on the Board of Sasol Ltd., which was a client of the Company’s Energy, Chemicals & Resources business, which was divested in April 2019.

Mr. Fernandez is a former partner of KPMG, which has provided non-audit related consulting services to the Company. The payments by the Company to KPMG for any fiscal year were substantially less than the greater of 2% of the consolidated gross revenues of KPMG and $1 million, and Mr. Fernandez was never involved in providing any services to the Company while a partner of KPMG.

After a review of the facts, using its business judgment, the Board of Directors determined that these relationships did not compromise the independence of Messrs. Davidson, Robertson or Fernandez or Ms.  Loughran.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for recommending the selection of director nominees to the Board. Once potential candidates are identified, including those candidates nominated by shareholders and/or identified by outside advisors or search firms, the Chair of the Nominating and Corporate Governance Committee, the Lead Independent Director and the Chair and CEO review the backgrounds of those candidates with the Nominating and Corporate Governance Committee. Final candidates are then chosen and interviewed by the independent directors.

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Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election. With regard to procedures for shareholder nominations of directors for election, please see the requirements described below under “Shareholders’ Proposals.” The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders in accordance with these procedures.

Committees of the Board of Directors

The Board of Directors’ four standing committees are: the Audit Committee, the ESG and Risk Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. From time to time the Board forms special committees to provide oversight and approve specific matters.

Audit Committee

  Members:* (1)

  - Barbara L. Loughran (Chair)

  - Manny Fernandez

  - Linda Fayne Levinson

  - Robert A. McNamara

  - Christopher M.T. Thompson†

* Each member is independent and financially literate and qualifies as an audit committee financial expert

† New member appointed to Committee in fiscal 2021

Primary responsibilities include monitoring and overseeing the:

•   Integrity of the Company’s financial statements

•   Independent auditor’s qualifications and independence

•   Performance of the Company’s internal audit function and independent auditors

•   Compliance by the Company with legal and regulatory requirements

•   Oversight of controls and processes over material ESG data reporting and other ESG related matters delegated from the ESG & Risk Committee

Meetings in Fiscal 2021: 7 Committee Member Attendance: 100%

(1)

Ms. Fayne Levinson’s term will expire on the date of the Annual Meeting, and she will not stand for re-election at the Annual Meeting. As such, effective as of the date of the Annual Meeting, Ms. Fayne Levinson will no longer serve as a member of the Audit Committee.

Committee Charter: The Audit Committee’s current charter is available by following the links to “Investors — Corporate Governance & ESG Data” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.”

ESG and Risk Committee (formed May 2021)

Members:* (1) - Robert A. McNamara (Chair) - Robert C. Davidson, Jr. - Georgette D. Kiser - Linda Fayne Levinson - Barbara L. Loughran - Peter J. Robertson * Each member is independent

Primary responsibilities include reviewing and overseeing the Company’s:

•   Overall ESG strategy and overseeing the Company’s key ESG initiatives and policies

•   Key enterprise-wide ESG metrics, targets, key performance indicators and related goals

•   ERM strategy and its policies, procedures, and standards for identifying and managing Enterprise Risk

•   Deployment of its ERM framework and risk measurement methodologies

Meetings in Fiscal 2021: 2 Committee Member Attendance: 100%

(1)

The terms of Mr. Robert C. Davidson, Jr. and Ms. Fayne Levinson will expire on the date of the Annual Meeting and they will not stand for re-election at the Annual Meeting. As such, upon their retirement from the Board, Mr. Davidson and Ms. Fayne Levinson will no longer serve as members of the ESG and Risk Committee. It is also anticipated that, effective as of the date of the Annual Meeting, General Eberhart will be added as a member of the Committee.

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Committee Charter: The ESG and Risk Committee’s current charter is available by following the links to “Investors — Corporate Governance & ESG Data” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.”

Human Resource and Compensation Committee

  Members:*

  - Peter J. Robertson (Chair)

  - General Vincent K. Brooks†

  - General Ralph E. Eberhart

  - Manny Fernandez†

  - Georgette D. Kiser

* Each member is independent

† New member appointed to Committee in fiscal 2021

Primary responsibilities include:

•   Reviewing, recommending, and governing all compensation and benefits policies for executive officers

•   Approving and overseeing policy and protocol involved in the granting of all equity compensation

•   Overseeing the design and administration of the Company’s employee benefit plans

•   Overseeing the adoption and administration of key human resources processes and programs, including Inclusion & Diversity

•   Oversight of human capital management and other ESG related matters delegated from the ESG & Risk Committee

Meetings in Fiscal 2021: 5 Committee Member Attendance: 100%

Committee Charter: The Compensation Committee’s current charter is available by following the links to “Investors — Corporate Governance & ESG Data” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.”

Compensation Committee Interlocks and Insider Participation: During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K. None of the Company’s executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a member of the Company’s Board of Directors or on the Compensation Committee.

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Nominating and Corporate Governance Committee

  Members:* (1)

  -Robert C. Davidson, Jr. (Chair)

  -Priya Abani†

  -General Vincent K. Brooks††

  -General Ralph E. Eberhart

  -Linda Fayne Levinson

  -Christopher M.T. Thompson††

* Each member is independent

† New member appointed to Committee in November 2021

†† New member appointed to Committee in fiscal 2021

Primary responsibilities include:

•   Identifying for the Board of Directors qualified candidates to serve as directors of the Company

•   Establishing for the Board corporate governance policies, principles and guidelines

•   Overseeing the Annual Self-Evaluation of the Board

•   Establishing and recommending to the Board outside director compensation

•   Overseeing the Company’s compliance programs

•   Oversight of ESG related matters delegated from the ESG & Risk Committee

Meetings in Fiscal 2021: 5 Committee Member Attendance: 100%

(1)

The terms of Mr. Robert C. Davidson, Jr. and Ms. Fayne Levinson will expire on the date of the Annual Meeting, and they will not stand for re-election at the Annual Meeting. As such, upon their retirement from the Board, Mr. Davidson and Ms. Fayne Levinson will no longer serve as members of the Nominating and Corporate Governance Committee. It is also anticipated that, effective as of the date of the Annual Meeting, the following changes will be made to the composition of the Committee: (i) General Eberhart will succeed Mr. Davidson as Chair and (ii) Ms. Kiser will be added as a member.

Committee Charter: The Nominating and Corporate Governance Committee’s current charter is available by following the links to “Investors — Corporate Governance & ESG Data” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.”

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Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its shareholders.

The Board of Directors has approved Corporate Governance Guidelines for the Company, which are reviewed and updated on an annual basis. The Corporate Governance Guidelines are available by following the links to “Investors — Corporate Governance & ESG Data” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.” The Corporate Governance Guidelines address the following matters:

✓	The role of the Board to provide oversight, counseling and direction to the Company’s leadership in the interest of the Company and its shareholders

✓	Frequency of meetings of the Board (5-6 regular meetings per year)

✓	The requirement that the Board of Directors be comprised of a majority of independent directors

✓	Guidelines for evaluating and nominating director nominees, including relevant skills, experience and diversity

✓	The requirement that the Audit, Compensation, ESG and Risk and Nominating and Corporate Governance Committees of the Board of Directors be comprised entirely of independent directors

✓	The requirement that directors attend in person all regularly scheduled Board and Committee meetings unless required by illness or other extenuating circumstances (which requirement was waived in fiscal 2021 in response to the COVID-19 pandemic)

✓	Executive sessions of the Board of Directors wherein independent directors meet as a group without the presence of management directors
✓	Orientation for new directors and continuing education for Board members

✓	The selection, roles and responsibilities of the Chair and CEO and the Lead Independent Director

✓	The requirement that the performance of the Chair and CEO be evaluated annually and reviewed by the independent directors

✓	Succession planning

✓	Annual Board self-evaluation

✓	Other matters uniquely germane to the work and responsibilities of the Board of Directors

✓	Guidelines for determining director independence

✓	Director and executive officer stock ownership guidelines

✓	Conflicts of interests

✓	Majority voting in uncontested elections of directors

✓	Limitations on the number of public company boards on which independent directors may serve to four (including the Company’s Board)

✓	Committees of the Board, including assignment of directors to committees and appointment of committee chairs

Director Education

The Board recognizes the importance of director continuing education and is committed to provide such education to enhance both Board and Committee performance. Accordingly, as noted in the Company’s Corporate Governance Guidelines, the Company regularly provides the Board with education programs, presentations and briefings on topics relevant to the Company, its business and risk profile, including separate educational sessions in connection with each regular Board meeting. All directors are members of the National Association of Corporate Directors. In addition, each year the Board engages a third-party expert to host an educational program for members of the Board on matters relevant to the Company or relating to duties and responsibilities of directors. Directors are also encouraged to attend at least one outside educational program each year on any subjects pertaining to the directors’ responsibilities such as “directors’ colleges.” Additionally, newly elected directors must participate in the Company’s orientation program for new directors.

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Management Succession Planning and Development

The Board is committed to positioning Jacobs for further growth through ongoing talent management, succession planning and the deepening of our leadership bench strength. The Board has assigned to the Compensation Committee, as set forth in its charter, the responsibility to oversee the succession plans relating to the executive officers of the Company, including the CEO, and to recommend to the Board, with respect to succession planning, the selection of individuals for executive officer positions. Additionally, the Company’s Corporate Governance Guidelines require that the Chair and CEO report at least annually to the Compensation Committee and the Board on succession planning for the executive officers, other than Chair and CEO, and to make available, on a continuing basis, his or her recommendations concerning who is qualified to assume the role(s) of Chair and CEO in the event the Chair and CEO becomes unable to perform his or her duties. Our emergency succession planning is intended to enable the Company to respond to unexpected position vacancies, including those resulting from a major catastrophe, natural disaster or other impactful event, such as the global COVID-19 pandemic, by continuing the Company’s safe and sound operation and minimizing potential disruption or loss of continuity to the Company’s business and operations.

Annual Board and Committee Evaluations

The Nominating and Corporate Governance Committee, together with the Lead Independent Director, coordinates regular Board performance evaluations. These evaluations are conducted through a combination of formal and informal processes, including the following, among others:

•	The Board regularly conducts a self-evaluation of its performance.

•

The Lead Independent Director and/or the Chair of the Nominating and Corporate Governance Committee periodically conduct one-on-one interviews with directors regarding Board effectiveness and performance, and report the results back to the Nominating and Corporate Governance Committee.

•	At least annually, the full Board receives updates on corporate governance best practices from an outside law firm.

•	At the end of each regular Board meeting, the Board holds an executive session at which feedback on the meeting is provided to the Chair and Lead Independent Director.

•

Annually, the Nominating and Corporate Governance Committee reviews the composition of the entire Board, including the backgrounds, skills and experience of the current directors, through the use of a skills matrix.

•

At least annually, each Committee conducts a formal self-evaluation and reviews its charter with the assistance of outside legal counsel. The Chair of the Nominating and Corporate Governance Committee attends the self-evaluation sessions in order to incorporate feedback into the overall Board self-evaluation process.

•

Feedback from these processes is communicated to the Chair of the Board, the Chair of the Nominating and Corporate Governance Committee and the Lead Independent Director so that appropriate follow-up measures can be discussed, implemented, and monitored.

Attendance at Meetings of the Board and its Committees and the Shareholder Meeting

Overall director attendance at meetings of the Board and its Committees was 100% during fiscal 2021. Each individual director attended at least 75% of all meetings of the Board and all Committees on which they served during fiscal 2021. Board members are expected to attend annual meetings of shareholders. All of the members of our Board attended the 2021 Annual Meeting via the virtual meeting platform.

Code of Ethics

In addition to the Corporate Governance Guidelines, the Board of Directors has adopted the following other codes, guidelines and policies:

✓	Code of Business Conduct and Ethics for Members of the Board of Directors;

✓	Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and

✓	Code of Conduct.

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These documents, along with the Corporate Governance Guidelines, serve as the foundation for the Company’s system of corporate governance. They provide guidance for maintaining ethical behavior, require that directors and employees comply with applicable laws and regulations, prohibit conflicts of interest and provide mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the code of ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable Securities and Exchange Commission (SEC) rules, the Company will disclose such amendment or waiver and the reasons therefore on its website at www.jacobs.com.

Stock Ownership Guidelines

In an effort to more closely align the Company’s independent directors’ financial interests with those of our shareholders, the Board of Directors has established stock ownership guidelines for independent directors. Under these guidelines, the Company’s independent directors are expected to hold equity in the Company (taking into account the value of common stock owned, and outstanding restricted stock and restricted stock unit (RSU) awards held by the individual) valued at a minimum of five times their annual cash retainer within a reasonable time after initial appointment or election to the Board. Independent directors are restricted from selling any shares of common stock during any period in which they have not met these ownership guidelines. As of the end of fiscal 2021, all independent directors who have served on the Board for at least 5 years exceeded these guidelines.

Similarly, the Company has established stock ownership guidelines for senior leadership. Under these guidelines, the Company’s senior leadership is expected to hold equity in the Company (taking into account the value of common stock owned, and outstanding RSU awards held by the individual, but excluding unvested performance share units or unexercised options) valued as follows:

Position	Multiple of Base Salary
Chair and CEO	6x
Presidents (COO and CFO)	4x
EVPs/Presidents of Lines of Business	3x
Other Senior Leadership (SVPs)	2x

Members of senior leadership are not required to purchase shares of common stock to reach the applicable threshold but are restricted from selling any shares of common stock during any period in which they have not met these ownership guidelines. This restriction does not apply to the withholding of shares to satisfy tax withholding requirements. As of the Record Date, all named executive officers (NEOs) exceeded their respective guidelines.

Contacting the Board of Directors

Generally — All communications required by law or regulation to be relayed to the Board of Directors are relayed promptly after receipt by the Company. Any communications received by the Company from shareholders that have not also been sent directly to the Board of Directors will be processed as follows: (1) if the shareholder specifically requests the communication be sent to the Board, the communication will then be promptly relayed to the Board and (2) if the shareholder does not request that the communication be sent to the Board of Directors, then the Company’s leadership will promptly relay to the Board all communications that the management of the Company, using its best business judgment, determines should be relayed to the Board.

Contacting the Board of Directors — Any shareholder, employee or interested party who desires to communicate with the Board may do so by writing to The Board of Directors, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1999 Bryan Street, Suite 1200, Dallas, Texas 75201, in an envelope marked confidential.

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Contacting Independent Directors — Any shareholder, employee or interested party who desires to communicate with the Company’s independent directors may do so as follows:

✓	Confidentially or anonymously through the Company’s Integrity Hotline, +1 (844) 543-8351;

✓	By writing to Lead Independent Director, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1999 Bryan Street, Suite 1200, Dallas, Texas 75201, in an envelope marked confidential; or

✓	By sending an email to LeadIndependent.Director@Jacobs.com.

Contacting the Audit Committee — Any shareholder, employee or interested party may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Company’s senior leadership or to the Audit Committee of the Board of Directors. Confidential, anonymous reports may be made as follows:

✓	Through the Company’s Integrity Hotline, +1 (844) 543-8351;

✓	By writing to the Chair of the Audit Committee, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1999 Bryan Street, Suite 1200, Dallas, Texas 75201, in an envelope marked confidential; or

✓	By sending an email to Audit.Committee@Jacobs.com.

Availability of Documents

The full text of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics for Members of the Board of Directors, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Code of Conduct, the Committee Charters, the Board of Directors Guidelines for Determining the Independence of its Members, and the other corporate governance materials described in this Proxy Statement are accessible by following the link to “Investors — Corporate Governance & ESG Data” on the Company’s website at www.jacobs.com.

The Company will furnish without charge a copy of any of the foregoing documents to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Jacobs Engineering Group, Inc., 1999 Bryan Street, Suite 1200, Dallas Texas 75201, Attention: Corporate Secretary.

Compensation of Directors

Compensation Philosophy

•

Attract and retain highly qualified directors having a diverse range of backgrounds, skills and experience by offering compensation that is competitive with the Company’s peer group and the broader market of other similarly-sized companies.

•

Align the interests of directors with our stockholders by providing a significant portion of compensation in equity and requiring directors to comply with robust stock ownership guidelines and policies prohibiting hedging, shorting or pledging Company stock.

•	Provide a compensation program that reflects individual director responsibilities and time commitments.

•	Provide compensation that is simple and transparent.

Determination of Non-Employee Director Compensation

Each year, the Board determines non-employee director compensation based upon the recommendation of the Nominating and Corporate Governance Committee. In making a recommendation, the Nominating and Corporate Governance Committee considers market data for the Company’s peer group, which is the same peer group used for the Company’s executive compensation benchmarking, as well as data for a broader market of similarly-sized companies, and input regarding market practices for director compensation from Farient Advisors, which is the same independent consultant that is retained by the Compensation Committee.

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Components of Non-Employee Director Compensation

Compensation Component	Fiscal 2020	Fiscal 2021	Purpose

Cash Retainer	$115,000 (1)	$115,000	Provide a competitive cash retainer

Lead Independent Director Additional Cash Retainer	$100,000	$100,000	Provide additional compensation that takes into account the increased responsibilities and time commitments of the Lead Independent Director.

Committee Chair Additional Cash Retainer	$25,000	$25,000	Provide additional compensation that takes into account the increased responsibilities and time commitments of the Chair of each of the Board’s standing Committees.

Special Meeting Fees (beginning with ninth meeting for the Board or a standing Committee, and the third meeting for any Special Committee, in each case during the applicable fiscal year)	$2,000/meeting	$2,000/meeting	Provide compensation for periods of unusually high meeting activity.

Equity Grant (RSUs that vest on the earlier of 1 year after grant or the next annual shareholder meeting)	$180,000	$180,000

Align interests of directors with the long-term interests of the Company’s shareholders.

Directors restricted from selling shares until reaching stock ownership guidelines level (5x annual cash retainer).

(1)

Amount does not reflect that the Board elected to receive a 10% reduction in their cash retainer for the third and fourth quarters of fiscal 2020 as part of the Company’s cost saving initiatives in response to the global COVID-19 pandemic.

Equity

For fiscal 2021, the Board set the annual equity value to be awarded to independent directors at approximately $180,000, and, accordingly, granted each independent director an award of 1,723 RSUs on January 27, 2021. Such grants were made pursuant to the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, as amended and restated (the 1999 Outside Director Plan). Each RSU grant vests upon the earlier of (1) the next annual shareholder meeting or (2) the 1-year anniversary of the grant date. Ms. Abani received a pro-rated award of 177 RSUs on November 10, 2021, the date of her appointment to the Board. The RSUs granted to Ms. Abani vest upon the 1-year anniversary of the applicable grant date.

If the Company pays a cash dividend on its outstanding common stock, RSUs will be credited with cash dividend equivalent rights (Dividend Equivalents) paid to the applicable director upon the vesting of the RSUs and distribution of the underlying shares of common stock as described below in the section entitled “Executive Compensation — Narrative Disclosure to Summary Compensation Table” and “Grants of Plan Based Awards Table — Payment of Dividends and Dividend Equivalent Rights.” Each director also receives cash dividends with respect to each outstanding restricted stock award (RSA), if any, as and when paid to shareholders of common stock.

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Additional Director Compensation for Periods of Unusually High Board or Committee Activity

The Board has adopted a policy under which non-employee directors may receive additional compensation for periods of unusually high Board or committee activity. The intention of this policy is to adequately compensate directors for additional services rendered during periods of unusually high activity and will not be paid for ordinary course of business responsibilities. The Corporate Governance Guidelines provide that there will be five to six regularly scheduled Board meetings per year, and the policy provides that, for each Board or committee meeting in excess of eight meetings for the Board or applicable standing committee during a single fiscal year, the Company will pay an additional $2,000 special fee for each meeting to the non-employee directors in attendance. In the event the Board forms a special committee, the Company will pay the additional $2,000 special fee for each special committee meeting beginning in excess of two special committee meetings in a single fiscal year. During fiscal 2021, the Company’s Board held five meetings. Accordingly, no special fees were earned by non-executive directors who attended additional meetings of the Board pursuant to the policy for fiscal 2021. In addition, an aggregate of $4,000 in special meeting fees were earned by non-executive directors who attended three or more meetings of a special committee of the Board pursuant to the policy for fiscal 2021. These special meeting fees were paid in fiscal 2022.

Director Deferral Plan

Additionally, independent directors are eligible to participate in the Jacobs Director Deferral Plan, pursuant to which each director may defer all or a portion of such director’s cash retainer and/or RSUs.

Non-Employee Director Compensation During Fiscal 2021

The table below sets forth the compensation earned by each of the Company’s independent directors during fiscal 2021. Mr. Demetriou, our CEO, serves as Chair and a director on our Board but did not receive compensation for his service as a director. The compensation paid to Mr. Demetriou as an employee during fiscal 2021 is set forth in the “Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)

Priya Abani (5)	—	—	—	—	—

Joseph R. Bronson (6)	69,924	—	—	36,800	106,723

General Vincent K. Brooks	114,938	180,054	—	628	295,619

Robert C. Davidson, Jr. (7)	139,924	180,054	—	9,840	329,817

General Ralph E. Eberhart	114,938	180,054	—	1,464	296,455

Manny Fernandez	115,750	223,420	—	—	339,170

Georgette D. Kiser	114,938	180,054	—	1,464	296,455

Linda Fayne Levinson (7)	114,938	180,054	—	12,944	307,935

Barbara L. Loughran	133,688	180,054	—	—	313,741

Robert A. McNamara	123,188	180,054	—	1,464	304,705

Peter J. Robertson	139,924	180,054	—	1,464	321,441

Christopher M.T. Thompson	214,883	180,054	—	—	394,937

(1)

Represents director fees earned during fiscal 2021. Directors who served on the Board for a portion of the fiscal year received a pro-rated amount of the annual cash retainer. Aggregate special committee meeting fees of $4,000 earned for meetings in fiscal 2021 that were paid in fiscal 2022 pursuant to the policy providing additional director compensation for periods of unusually high Board and committee activity are included in the table above.

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(2)

Represents the grant date fair value of the RSU grants under the 1999 Outside Director Plan during fiscal 2021 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). The aggregate number of shares of restricted stock and RSUs outstanding at October 1, 2021, for each independent director was as follows: P. Abani — 0; J. Bronson — 0; V. Brooks — 1,723; R. Davidson — 31,102; R. Eberhart — 8,532; M. Fernandez — 2,173; G. Kiser — 1,723; L. Fayne Levinson —28,532; B. Loughran — 4,937; R. McNamara — 1,723; P. Robertson —11,532; and C. Thompson —12,620.

(3)

The Company has not granted options to independent directors since fiscal 2016. The aggregate number of options outstanding at October 1, 2021, for each independent director was as follows: P. Abani — 0; J. Bronson — 0; V. Brooks— 0; R. Davidson — 17.500; R. Eberhart —18.000; M. Fernandez — 0; G. Kiser — 0; L. Fayne Levinson — 14.000; B. Loughran — 0; R. McNamara — 0; P. Robertson — 10.500; and C. Thompson — 18.000.

(4)

Represents dividend payments on RSAs during fiscal 2021 as well as dividend equivalent payments on RSUs that vested during the fiscal year. These amounts do not include accumulated dividend equivalent rights on vested RSUs that have not yet been distributed to each independent director as follows: P. Abani — $0; J. Bronson — $0; V. Brooks — $0; R. Davidson — $50,036; R. Eberhart — $22,265; M. Fernandez — $0; G. Kiser — $0; L. Fayne Levinson — $41,885; B. Loughran — $4,905; R. McNamara — $0; P. Robertson — $32,075; and C. Thompson — $30,391.

(5)	Ms. Abani was appointed to the Board effective as of November 10, 2021. Accordingly, she did not receive any compensation related to her service on the Board in fiscal 2021.
(6)	Mr. Bronson’s term expired on January 26, 2021, the date of the 2021 Annual Meeting. Mr. Bronson did not stand for re-election at the 2021 Annual Meeting.
(7)

The terms of Mr. Robert C. Davidson, Jr. and Ms. Linda Fayne Levinson will expire on January 25, 2022, the date of the 2022 Annual Meeting. Neither Mr. Davidson nor Ms. Fayne Levinson will stand for re-election at the Annual Meeting.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact. When used herein, words such as “estimates,” “intends,” and “will” and similar words are intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although such statements are based on management’s current estimates and expectations and/or currently available data, forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause our actual results to differ materially from what may be inferred from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those listed in Item 1A — Risk Factors in the Company’s 2021 Annual Report on Form 10-K. The Company does not undertake any obligation to release publicly any revisions or updates to any forward-looking statements.

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PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

What are You Voting on?

As required by Section 14A of the Securities Exchange Act of 1934, as amended, this proposal seeks a shareholder advisory vote to approve the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative disclosures).”

As an advisory vote, this proposal is not binding on the Company, the Board of Directors, or the Compensation Committee, and will not be construed as overruling a decision by the Company, the Board, or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board, or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions that shareholders express in their votes and will consider the outcome of the vote when making future compensation decisions.

At our 2017 annual meeting of shareholders, our shareholders approved, on an advisory basis, a frequency of every year for casting advisory votes approving our executive compensation. After the Annual Meeting, our next advisory vote approving our executive compensation will occur at our 2023 Annual Meeting.

What is the Voting Requirement?

The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of shares of common stock present, in person via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect of the outcome of the advisory vote.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution approving the Company’s executive compensation.

30	| 2022 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Human Resource and Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement. The Board has approved that recommendation.

December 10, 2021	Peter J. Robertson, Chair General Vincent K. Brooks General Ralph E. Eberhart Manny Fernandez Georgette D. Kiser

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Summary

We operate with a pay-for-performance executive compensation philosophy in a challenging, highly competitive and rapidly evolving global environment. Our pay-for-performance philosophy is designed to attract and retain the world’s best talent throughout the company, including at our executive level. Our named executive officers (NEOs) for fiscal 2021 were:

Name	2021 Position
Steven J. Demetriou	Chair of the Board and Chief Executive Officer (CEO)
Kevin C. Berryman	President and Chief Financial Officer (CFO)
Joanne E. Caruso	Executive Vice President, Chief Legal and Administrative Officer
Dawne S. Hickton	Executive Vice President and President, Critical Mission Solutions
Robert V. Pragada	President and Chief Operating Officer (COO)

How did we perform?	✓	Fiscal year 2021 backlog, operating profit and EPS increased double digits
✓

Advanced our previously-announced 3-year strategy with the completion of the strategic investment in PA Consulting and acquisition of The Buffalo Group. On track to meet or exceed synergy targets for recent acquisitions

	✓	Cash flow from operations of $726 million, exceeding expectations

What did we change for 2021?	✓	Annual Bonus Plan: Changed the strategic non-financial goals from a modifier for senior vice presidents and above to a stand-alone metric with a weighting of 10% for vice presidents and above and reduced weight of Consolidated Operating Profit by 10%
	✓	Grants of earnings per share-based PSUs (as defined below) changed from a growth metric to an absolute value to increase the alignment of executive achievement with stockholder interests

How do we determine pay?	✓	Design pay programs to reward executives for positive Company financial results and other strategic non-financial initiatives and align with stockholder interests by having a significant portion of compensation composed of equity-based long-term incentive awards
	✓	Set pay levels commensurate with market performance and the need to attract and retain high quality talent
✓

Consider the advice of an independent compensation consultant, internal pay equity among executives and the alignment of total pay opportunity and pay outcomes with performance and with external market data

How did we pay our NEOs?	✓	2021 short- and long-term incentive payouts aligned with our fiscal 2021 performance
	✓	Base salaries reflect each NEO’s role, responsibility, experience, individual performance and market conditions
✓

Annual cash incentive payouts were 148.5% of target (including a slight discretionary downward adjustment), based on achievement of (1) Company performance objectives and (2) individual strategic non-financial goals reflecting Company initiatives around Inclusion & Diversity, innovation, culture and talent retention, among others.

	✓	Long-term equity incentives granted in 2021 at target levels, using a portfolio of performance-based restricted stock units (PSUs) and time-based restricted stock units (RSUs)

How do we address risk and governance?	✓	Provide an appropriate balance of short- and long-term compensation, with payouts based on the Company’s achievement of certain financial metrics and specific business area objectives
✓

Follow practices that promote good governance and serve the interests of our stockholders, with maximum payout caps for annual cash incentives and long-term performance awards and policies on clawbacks, anti-pledging, anti-hedging, insider trading and stock ownership

✓

Annual “say-on-pay” shareholder vote and an annual compensation risk assessment of our compensation program, pursuant to which our independent compensation consultant confirmed that none of our compensation plans encourage undue risk-taking

Why you should approve the say-on-pay proposal	✓	Fiscal 2021 performance demonstrated resilience in the face of COVID-19 challenges and continued support for long-term stockholder value
	✓	Fiscal 2021 incentive payouts for our NEOs aligned with Company performance
	✓	Our pay program is aligned with stockholder interests, emphasizing achievement of strategic objectives over the long term
	✓	Our pay program is designed to attract and retain a strong leadership team and to reward the achievement of financial and strategic objectives over the long term

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Our Executive Compensation Philosophy

Our vision is to provide superior customer value based on long-term relationships and solid returns to our shareholders through profitable growth. The Compensation Committee adheres to a compensation program that drives this vision by attracting and retaining highly qualified employees and motivating them to deliver value to our customers and shareholders. Accordingly, our executive compensation program:

✓	Provides executives with target total compensation that is competitive with the market;

✓

Rewards executives for superior annual Company performance through our Leadership Performance Plan (LPP), a short-term cash incentive program that places a substantial component of pay at risk, with specific measures and targets assigned to each participant based on their role in the Company; and

✓	Aligns our executives’ interests with those of our shareholders through long-term equity-based awards.

Our Executive Compensation Program and Practices

The Compensation Committee believes that our executive compensation program is appropriately designed to advance the interests of our shareholders and other stakeholders. The key components and associated purposes of our compensation program are as follows:

* See page 42 for definitions of DSO and GP in Backlog.

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We remain committed to executive compensation practices that drive performance and that align the interests of our leadership team with the interests of our shareholders and other stakeholders. Below is a summary of best practices that we have implemented and practices that we avoid with respect to the compensation of our NEOs.

WHAT WE DO	WHAT WE DO NOT DO

☑ Pay-for-Performance — A significant majority of our executives’ target compensation is at risk, including stock-based and/or performance-based compensation tied to pre-established performance goals aligned with our short- and long-term objectives.

☑ Compensation Recoupment Policies — We have a clawback policy that applies when inaccurate financial statements have affected incentive award payments to executive officers. This policy is further described under “Clawback Policy” below.

☑ Stock Ownership Guidelines — Our Board has established robust stock ownership guidelines applicable to our Board members and executives as described under “Stock Ownership Guidelines” below.

☑ Thorough Compensation Benchmarking — The Compensation Committee reviews publicly available information to evaluate how our NEOs’ compensation compares to that of executives in comparable positions at peer companies as described under “Assessing Compensation Competitiveness” below.

☑ Independent Compensation Consultant — The Compensation Committee benefits from its use of an independent compensation consulting firm, which provides no other services to the Company.

☑ Annual Pay-for-Performance and Risk Review — With the help of its independent compensation consultant, the Compensation Committee analyzes the alignment of realizable pay and performance on an annual basis to ensure that our incentive programs are working as intended and do not encourage excessive risk-taking.

☑ Vesting Conditions on Dividend Equivalents — We impose the same vesting conditions on dividend equivalents as on the underlying RSUs.

☒ No Tax Gross-Ups — We do not have tax reimbursements or gross-ups on severance payments. See “Other Benefits — Perquisites” below.

☒ No Pension Plans or Special Retirement Programs for Executive Officers — We do not have a defined benefit pension plan or supplemental retirement plan for executive officers.

☒ No Excessive Perquisites — We do not offer excessive executive perquisites such as personal use of airplanes at the Company’s expense, Company-provided automobiles or auto allowances (except for expatriates) or payment of club dues.

☒ No Speculative Trading — Board members and executive officers are prohibited from short-selling our stock and buying or selling puts and calls of our stock. See “Insider Trading and Policy on Hedging or Pledging of Stock” below.

☒ No Hedging — Board members and executive officers are prohibited from engaging in hedging transactions that could eliminate or limit the risks and rewards of owning our stock. See “Insider Trading and Policy on Hedging or Pledging of Stock” below.

☒ No Use of Jacobs Stock as Collateral for Margin Loans — Board members and executive officers are prohibited from using our stock as collateral for any margin loan. See “Insider Trading and Policy on Hedging or Pledging of Stock” below.

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The Compensation Decision Process

The Compensation Committee may, from time to time, directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. In fiscal 2021, the Compensation Committee engaged the services of Farient Advisors (the Independent Consultant), a global executive compensation consulting firm, to review and provide recommendations concerning all components of the Company’s executive compensation programs. The Independent Consultant performs services on behalf of the Compensation Committee and has no relationship with the Company or its executives except as it may relate to performing such services. The Independent Consultant also advises the Nominating and Corporate Governance Committee on non-employee director compensation. The Compensation Committee has assessed the independence of the Independent Consultant pursuant to the rules of the SEC and the NYSE and concluded that the Independent Consultant is independent, and no conflict of interest exists with respect to the services provided by the Independent Consultant to the Compensation Committee.

During fiscal 2021, the CEO and other members of our senior executive team worked with the Compensation Committee to help ensure that our executive compensation programs are competitive, ethical, and aligned with the Company’s values. For fiscal 2021, compensation decisions for the NEOs (other than our CEO) were made by the Compensation Committee after consultation with the CEO, and compensation decisions with respect to our CEO were approved by the full Board upon recommendation from the Compensation Committee.

Assessing Compensation Competitiveness

The Compensation Committee, with the help of the Independent Consultant, annually compares each element of compensation to that of an industry peer group. For fiscal 2021, as part of its annual review, the Compensation Committee determined that the peer group should be comprised of (1) companies from a range of industries, including professional services, technology, defense and engineering that are competitive with the Company for business and executive management talent or (2) companies that provide IT consulting or technical services to government and large commercial clients. For fiscal 2021, the Company’s peers are generally within one-quarter to four times the size of the Company in terms of revenue and market capitalization.

Similar to prior years, to assess compensation competitiveness compared to the peer group, the Independent Consultant utilized comparative data disclosed in publicly available proxy statements, other documents filed with the SEC, and data from a comprehensive database of pay survey information.

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The following chart shows our fiscal 2021 industry peer group, including relevant size and performance data to illustrate the Company’s relative position.

Revenue (Most Recently Available Four Quarters)		Market Capitalization as of 9/30/2021
Company	($MMs)	Company	($MMS)
ACCENTURE PLC-CL A	$50,533	ACCENTURE PLC-CL A	$203,180
GENERAL DYNAMICS CORP	$38,521	NORTHROP GRUMMAN CORP	$57,663
NORTHROP GRUMMAN CORP	$37,603	GENERAL DYNAMICS CORP	$54,799
L3HARRIS TECHNOLOGIES INC	$18,358	L3HARRIS TECHNOLOGIES INC	$44,256
COGNIZANT TECH SOLUTIONS-A	$17,413	COGNIZANT TECH SOLUTIONS-A	$39,005
DXC TECHNOLOGY CO	$17,368	JACOBS	$17,271
JACOBS	$14,026	QUANTA SERVICES INC	$15,838
FLUOR CORP	$13,634	TEXTRON INC	$15,647
AECOM	$13,556	WSP GLOBAL INC	$14,043
LEIDOS HOLDINGS INC	$13,257	LEIDOS HOLDINGS INC	$13,609
TEXTRON INC	$12,472	BOOZ ALLEN HAMILTON HOLDINGS	$10,727
QUANTA SERVICES INC	$11,636	AECOM	$9,098
BOOZ ALLEN HAMILTON HOLDINGS	$7,892	DXC TECHNOLOGY CO	$8,467
WSP GLOBAL INC	$7,115	KBR INC	$5,547
KBR INC	$5,842	SNC-LAVALIN GROUP INC	$4,868
SNC-LAVALIN GROUP INC	$5,682	PARSONS CORP	$3,460
PARSONS CORP	$3,919	FLUOR CORP	$2,258
75th Percentile	$17,413	75th Percentile	$39,005
Median	$13,556	Median	$14,043
25th Percentile	$7,892	25th Percentile	$8,467
Jacobs Percentile*	65%		71%

* Percentile rank calculation includes Jacobs.

Source: Bloomberg

Mkt Cap Date: 9/30/2021

For fiscal 2022, as part of its annual peer group review, the Compensation Committee, in consultation with the Independent Consultant, maintained the peer group size used in fiscal 2021, but broadened our industry scope as a result of our GICS code change to include Research and Consulting companies and other technology-related companies. Based on that criteria, CACI was added to the peer group and Quanta Services was removed.

36	| 2022 Proxy Statement

Say-on-Pay

In evaluating the Company’s executive compensation program, the Compensation Committee considers the results of the shareholder advisory vote on the “say-on-pay” proposal. At the Company’s 2021 Annual Meeting, 97.5% of the shares voted approved the proposal. This followed similar results from the Company’s 2020, 2019, 2018 and 2017 Annual Meetings, where 97.7%, 97.5%, 95.9% and 96.4% of the shares voted, respectively, approved the Company’s “say-on-pay” proposal. The Compensation Committee believes these results, which show a significant improvement over the 81% approval received at the Company’s 2016 Annual Meeting, were due to positive changes made to the Company’s executive compensation program in fiscal 2016 and carried forward.

Taking into account the positive support received in 2017 through 2021 after instituting changes to the compensation program in 2016, the Compensation Committee believes the Company provides a competitive, shareholder-friendly pay program that effectively retains and motivates our executives

Shareholder Engagement

Members of executive leadership and our Board frequently engage with shareholders and host open, ongoing dialogues around corporate governance matters, including executive compensation.

In fiscal 2021, we achieved more than 200 interactions total.

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Compensation Elements

During fiscal 2021, the Compensation Committee utilized findings by the Independent Consultant to determine that the Company’s executive compensation program continued to be both reasonable in relation to competitive pay levels and appropriate in supporting business objectives and a positive performance-based culture. As reflected in the charts below, variable/at risk compensation represents the majority of the total target direct compensation of our CEO and other NEOs. Messrs. Berryman’s and Pragada’s retention RSU grants are excluded from the charts below because they were special awards and not part of their target direct compensation set at the beginning of the fiscal year.

Total target direct compensation refers to base salary, short-term incentive compensation (measured at target for the fiscal year) and long-term equity incentive compensation based on grant date fair values (measured at target for PSUs). In determining an executive’s overall compensation, the Compensation Committee takes into account the absolute and relative value of each compensation component and the overall mix. As with prior years, the Compensation Committee allocated the long-term incentive awards for the NEOs with 60% of the value as PSUs and 40% of the value as RSUs in accordance with our philosophy to emphasize pay for performance.

In determining the amount of each component of compensation, the Compensation Committee also considers the fact that the Company provides limited perquisites. This stems from the Compensation Committee’s belief that focusing on the three core elements of compensation (base salary and short- and long-term incentive compensation) results in a more transparent and easier-to-administer pay system that is more consistent with the Company’s culture. For example, the Company’s currently available retirement program in the U.S. consists solely of a tax-qualified 401(k) plan with matching contributions and a non-qualified deferred compensation plan that provides non-enhanced market returns. Perquisites are generally limited to financial planning and annual health assessments.

Base Salary

After considering proxy data from our peer group and other market survey information, including information provided by the Independent Consultant, in November 2020, the Compensation Committee increased the base salary for certain of our NEOs for fiscal 2021. The base salary of each of Mr. Demetriou, Ms. Hickton and Mr. Pragada for fiscal 2021 remained the same as fiscal 2020. Effective December 18, 2020, Mr. Berryman and Ms. Caruso received the base salary increases shown in the below table.

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The following table sets forth the base salaries of each of our NEOs for fiscal 2020 and fiscal 2021.

Named Executive Officer	Fiscal 2020 Base Salary	Fiscal 2021 Base Salary (1)	Percentage Increase

Steven J. Demetriou	$1,365,000	$1,365,000	0.0%

Kevin C. Berryman	$820,000	$840,000	2.4%

Joanne E. Caruso	$624,000	$640,000	2.6%

Dawne S. Hickton	$772,500	$772,500	0.0%

Robert V. Pragada	$840,000	$840,000	0.0%

(1)	Salary increases effective December 18, 2020 for the NEOs.

Short-Term Incentives

The Leadership Performance Plan (LPP) continues to reinforce our commitment to profitable growth and effective cash management using specific measures and targets assigned to each participant based on his or her respective role in the organization. As described below, this plan provides for cash incentive payouts to eligible employees based on the level of achievement of certain Company-wide and line of business-specific target goals.

For fiscal 2021, select officers and leaders of the Company, including the NEOs, were eligible to participate in the LPP. As shown in the following chart, an employee’s target LPP award is calculated by multiplying (1) the NEO’s annual base salary as of July 1 of the applicable fiscal year by (2) the NEO’s target bonus percentage. The NEO’s actual LPP award amount is calculated by multiplying (1) the NEO’s target LPP award by (2) the corporate performance achievement factor, and (3) the strategic non-financial goal achievement factor.

Base Salary as of July 1, 2021	X	Target Percentage of Salary	=	2021 Target LPP Award

2021 Target LPP Award	X	Corporate Performance Achievement Factor	+	Strategic Non-Financial Goal Achievement Factor	=	2021 Final LPP Award

Strategic Non-Financial Goals: In fiscal 2019, the Company introduced an individual strategic, non-financial modifier for the overall LPP payout for the NEOs and other senior executives to provide incentives and drive accountability for Company initiatives that drive long-term stockholder value. In fiscal 2021, the modifier was changed to a stand-alone metric for the strategic non-financial initiatives and was included in the incentive funding for all vice presidents and above participating in the program. Such initiatives include inclusion and diversity, sustainability, improvements in talent retention, driving innovation across the business, safety and operational excellence and cultural initiatives, of which each executive selected two. The individual, strategic, non-financial modifier has a total weighting of 10%, with maximum funding of 200% of the weighted amount, based on the Compensation Committee’s assessment of the executive’s performance and the impact on the organization of the executive’s achievement on the assigned goals. For fiscal 2021, the Compensation Committee reviewed and approved the strategic goals for the CEO, and the CEO approved the strategic goals for the other NEOs after consultation with the Compensation Committee.

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The following LPP targets for the NEOs for fiscal 2021 were unchanged from fiscal 2020. We believe the current targets tie the executive’s compensation to Company performance and reasonably reflect market practice. Also included in the table are the strategic non-financial modifier goals for each NEO, which were established at the beginning of fiscal 2021:

Named Executive Officer	Annual Incentive Target as a % of Base Salary	Strategic Non-Financial Goals
Steven J. Demetriou	165%

•   Climate Response — Focus on being a solutions Leader in Climate Response, and continued implementation of Climate Action Plan, including completion of enterprise-wide climate risk assessment and development of a three-year roadmap for delivering our science-based carbon targets.

•   Inclusion & Diversity — Measurably increase diversity and build a culture of inclusion measured by a culture survey. Demonstrate and role model inclusion at Jacobs and externally, while holding leadership across the Company accountable for progress. Ensure implementation of our Action Plan for Justice and Equality.

Kevin C. Berryman	110%

•   Inclusion & Diversity — Measurably increase diversity and build a culture of inclusivity, ensuring tangible actions aligned with our 40/40/20 aspirational gender diversity priority, as well as implementation of our Action Plan for Justice and Equality.

•   Operational excellence — Focus on driving processes improvements with measurable results. Drive new ways of working, resulting in an enhanced culture of discipline and innovation. Enhance discipline to drive free cash flow to invest in our future.

Joanne E. Caruso	100%

•   Inclusion & Diversity — Measurably increase diversity and build a culture of inclusion by active participation in employee network groups and being a visible, vocal ally. Ensure implementation of our Action Plan for Justice and Equality and appropriately align corporate giving to Inclusion & Diversity objectives.

•   Operational Excellence — Ensure a robust process for Enterprise Risk Management.

Dawne S. Hickton	100%

•   Inclusion & Diversity — Measurably increase diversity and build a culture of inclusion, by ensuring every direct report focuses on 40/40/20 aspirational gender diversity objective. Ensure implementation of our Action Plan for Justice and Equality.

•   Talent — Focus on enhanced talent engagement and collaboration for improved solution development.

Robert V. Pragada	110%

•   Inclusion & Diversity — Measurably increase diversity and build a culture of inclusion, through focused attention on talent and succession planning and drive tangible actions throughout both lines of business. Ensure implementation of our Action Plan for Justice and Equality.

•   Climate Response — Operationalize our Climate Action Plan to ensure development of climate response solutions.

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Fiscal 2021 — Corporate Performance Achievement Factor Results

Each year, the Company establishes performance achievement factors for each participant based on his or her role in the Company. For those participants with exclusively corporate-level responsibilities, the bonus opportunity for fiscal 2021 was tied entirely to company-wide metrics and his or her individual strategic non-financial goals. For participants whose role is aligned with a specific line of business, a portion of performance targets was tied to operating metrics defined for each participant’s applicable line of business, with the remainder tied to Company-wide metrics to encourage collaboration across all lines of business and drive the Company’s overall results. The fiscal 2021 performance achievement factor results (including a slight discretionary downward adjustment) are reflected in the tables below.

Performance Metrics	2021 Actual Results	Performance Levels			2021 Actual Performance Level Achievement (% of Payout)	Relative Weighting (%)	2021 Actual Performance Achievement (% of Target)
		Minimum (25% Payout)	Target (100% Payout)	Maximum (200% Payout)

Consolidated Operating Profit	$1,185	$938M	$1,104M	$1,270M	148.9%	60%	89.3%

Consolidated DSO	61.5	68.8	65.5	62.2	200.0%	15%	30.0%

Consolidated GP in Backlog	$5,759	$5,343M	$5,624M	$5,905M	148.0%	15%	22.2%

Total						90%	138.5%

Fiscal 2021 — Strategic Non-Financial Goal Achievement Factor Results

Performance Metrics	Performance Levels			2021 Actual Performance Level Achievement (% of Payout)	Relative Weighting (%)	2021 Actual Performance Achievement (% of Target)
	Minimum (0% Payout)	Target (100% Payout)	Maximum (200% Payout)
Strategic Non-Financial Goals (1)	0%	10%	20%	Varies by Individual (2)	10%	Varies by Individual (2)

(1)	Target funding for each NEO is 10% with maximum funding of 20% based on attainment and impact level of their strategic non-financial goals.
(2)	Achievement of performance targets for the NEOs in fiscal 2021 are disclosed below.

LPP Awards to each of the NEOs

For fiscal 2021, the Compensation Committee established the minimum, target and maximum performance levels under the LPP for each NEO in November 2020, based on the Company-wide metrics of Consolidated Operating Profit, Days Sales Outstanding (DSO) and Gross Profit (GP) in Backlog. The corresponding fiscal 2021 actual results, performance levels, relative weighting and actual performance achievement percentages are shown in the table above. Refer to page 39 for descriptions of how the metrics are calculated. The calculation of target LPP award and actual LPP award for each individual NEO for fiscal 2021 is shown below.

Named Executive Officer	Base Salary (07/01/2021)	Target %	2021 Target Award	Performance Achievement Factor (% of Target)	Strategic Non-Financial Achievement Factor (%)	Total Funding Factor (%)	2021 Final LPP Award
Steven J. Demetriou	$1,365,000	165%	$2,252,250	138.5%	10%	148.5%	$3,345,697
Kevin C. Berryman	$840,000	110%	$924,000	138.5%	10%	148.5%	$1,372,594
Joanne E. Caruso	$640,000	100%	$640,000	138.5%	10%	148.5%	$950,714
Dawne S. Hickton	$772,500	100%	$772,500	138.5%	10%	148.5%	$1,147,542
Robert V. Pragada	$840,000	110%	$924,000	138.5%	10%	148.5%	$1,372,594

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For purposes of calculating the payouts for the 2021 LPP awards:

•

Consolidated Operating Profit means total Gross Profit (GP) less selling, general and administrative expenses (SG&A) of the Company, including unallocated corporate costs, as adjusted for special items that are unusual, non-recurring or otherwise not indicative of the Company’s normal operations and which were not anticipated in setting the original targets, and exclusion of amortization of purchased intangibles. Any such adjustments must be approved by the Compensation Committee. For example, such adjustments may include, without limitation: (1) charges for restructurings; (2) gains or losses on the disposal of a segment of the business or in connection with discontinued operations; (3) charges for the impairment of goodwill or other long-lived assets; (4) gains / losses on the sale of assets; (5) major litigation settlements and/or other judgments; (6) the effects of changes in accounting principles, laws or regulations affecting reported results; and (7) costs and expenses relating to acquisitions, including integration, divestments and/or strategic investments.

•

Consolidated DSO (Days Sales Outstanding) means the average of the DSO from the four quarters of the year ended October 1, 2021, of (1) accounts receivable (including billings in excess) of the Company at the end of each quarter divided by (2) the daily sales for each quarter.

•

GP in Backlog means for each line of business, starting GP in Backlog for such applicable line of business as adjusted for (1) new awards, (2) scope increases of new and existing work, (3) cancellations and corrections of understatements/overstatements, (4) acquisitions and divestitures, and (5) the foreign exchange effect, less the GP burn for the fiscal year. GP in Backlog must follow Jacobs’ backlog rules for various contract types.

Achieving minimum performance levels results in a payout of 25% of target; achieving target performance levels results in a payout of 100% of target; and achieving maximum performance levels results in a payout of 200% of target. Actual award payments are calculated by linear interpolation for achievement of goals unless otherwise specified.

Equity-Based Compensation

The Compensation Committee believes that long-term equity incentives should comprise the majority of compensation for the Company’s senior leadership, including the NEOs. The Compensation Committee considers alignment with shareholder and other stakeholder interests and overall competitiveness in determining grant values to each executive. Other than off-cycle awards for new hires, promotions or retention grants, the Compensation Committee generally awards equity incentives to NEOs and senior leadership in November of each fiscal year.

To determine the dollar value of awards to be granted to the NEOs, the Compensation Committee received recommendations from the CEO with respect to equity incentives for executive officers other than himself. These recommendations were provided alongside market ranges developed by the Independent Consultant to provide recommendations in a market context. Determination of award levels also took into account the Company’s 2020 performance. The Compensation Committee recommended a grant for the CEO as part of his overall pay package to be approved by the Board.

In fiscal 2021, our NEOs’ equity-based compensation consisted of the following awards:

Forms of 2021 Long-Term Incentive Grants	Weight	Performance Metrics and Vesting Period

PSUs	60%	Performance Metrics: - 50% to vest based upon EPS growth over 3-year period - 50% to vest based upon ROIC over 3-year period

RSUs	40%	25% annual vesting over 4-year period

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Additionally, in fiscal 2021, the Board invited Mr. Demetriou to remain as Chair and Chief Executive Officer through at least the end of calendar 2023, and Mr. Demetriou has accepted this invitation. In connection with this announcement, the Compensation Committee considered and approved one-time retention grants of RSUs in March 2021 with a grant date fair value of $4,000,000 to each of Mr. Berryman and Mr. Pragada. The RSUs cliff vest 100% upon the three-year anniversary of the grant date.

A summary of the equity awards granted in fiscal 2021 to each NEO is provided below:

Named Executive Officer	Grant Date	Target PSUs Awarded (1)	Target PSU Value Awarded (2)	RSUs Awarded	RSU Value Awarded (2)	Total Value Awarded (2)

Steven J. Demetriou	11/18/2020	65,566	$6,900,166	43,709	$4,599,935	$11,500,101

Kevin C. Berryman	11/18/2020	17,104	$1,800,025	11,403	$1,200,052	$3,000,077

	03/08/2021			33,827	$4,000,043	$4,000,043

Joanne E. Caruso	11/18/2020	8,552	$900,012	5,702	$600,078	$1,500,090

Dawne S. Hickton	11/18/2020	12,544	$1,320,131	8,361	$879,912	$2,200,043

Robert V. Pragada	11/18/2020	19,956	$2,100,169	13,302	$1,399,902	$3,500,071

	03/08/2021			33,827	$4,000,043	$4,000,043

(1)	Represents the target payout shares as described under “Executive Compensation — 2021 Grants of Plan Based Awards” below.
(2)

Represents the grant date fair value of PSUs and RSUs granted (assuming target level of shares) under the Stock Incentive Plan computed in accordance with FASB ASC Topic 718. The grant date fair per share value for the November 18, 2020, awards was $105.24 and for the March 8, 2021 awards was $118.25. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2021 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. See “— Narrative Disclosure to Summary Compensation Table — Payment of Dividends and Dividend Equivalent Rights” above and “Compensation Discussion and Analysis — Compensation Elements — Equity-Based Compensation — Dividend Equivalents” above for more information regarding Dividend Equivalents. Includes the RSU retention grants for Mr. Berryman and Mr. Pragada described above.

Fiscal 2021 Equity Awards

PSU Awards

Fiscal 2021 PSU awards will vest, following a 3-year performance period (starting on the first day of fiscal 2021 and ending on the last day of fiscal 2023), based on achievement of the following performance metrics:

-	50% of the PSUs will vest based on the Company’s achievement of a certain EPS goals over a 3-year performance period (the EPS Based PSU Awards)

-	50% of the PSUs will vest based on the Company’s achievement of a certain ROIC during the same 3-year performance period (the ROIC Based PSU Awards)

The payout is determined by linear interpolation for performance achievement between the approved ranges for each year.

EPS Based PSU Awards:

The Compensation Committee believes that Adjusted EPS is a key indicator of a company’s performance for shareholders. It is the predominant metric used in performance-based equity awards of the Company’s peers and its use is intended to improve the focus on profitability, growth and financial discipline, while aligning the interests of the Company’s senior executives with the long-term interests of shareholders.

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The number of EPS Based PSU Awards that will vest (and the corresponding number of shares that will be issued at the end of the 3-year performance period) is based on the Company’s EPS measured at the end of each of fiscal 2021, 2022 and 2023. Amounts are locked in annually but not distributed until after the 3-year performance period. This calculation is shown in the following charts:

1/3 of Target EPS Based PSUs	X	EPS Performance Multiplier for Fiscal 2021	=	First Year EPS Shares Locked-In

Adj. EPS - Fiscal Year 2021	EPS Performance Multiplier
Less than $4.66	0%
$4.66	25%
$5.50	100%
$6.35	200%

2/3 of Target EPS Based PSUs	X	EPS Performance Multiplier for Average Annual EPS for Fiscal 2021 through Fiscal 2022	-	Number of First Year EPS Shares Locked-In	=	Second Year EPS Shares Locked-In

Average Annual Adj. EPS - Fiscal Year 2021-2022	EPS Performance Multiplier
$4.93	0%
$4.93	25%
$5.82	100%
$6.72	200%

Total Target EPS Based PSUs	X	EPS Performance Multiplier for Average EPS for Fiscal 2021 through Fiscal 2023	-	Number of First Year EPS Shares Locked-In and Number of Second Year EPS Shares Locked-In	=	Total Number of Shares Earned and to be Issued Pursuant to EPS Based PSUs

Average Annual Adj. EPS - Fiscal Year 2021-2023	EPS Performance Multiplier
$5.19	0%
$5.19	25%
$6.13	100%
$7.07	200%

The “EPS Performance Multiplier” is determined by reference to the tables above based upon the Company’s Adjusted EPS as measured against the indicated fiscal periods. The Compensation Committee set these metrics based on the Company’s business plan at the time of grant.

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“Adjusted EPS” for any fiscal period is computed by dividing Adjusted Net Earnings by the weighted average number of shares of the Company’s common stock outstanding during the period.

“Adjusted Net Earnings” means the net earnings attributable to the Company as reported in its consolidated financial statements for such period determined in accordance with Generally Accepted Accounting Principles (GAAP) (A) as may be adjusted to eliminate the effects of (1) costs associated with restructuring and integration activities; and (2) gains or losses associated with discontinued operations, as determined in accordance with GAAP, but limited to the first reporting period an operation is determined to be discontinued and all subsequent periods (i.e., there will be no retroactive application of the adjustment); (B) as adjusted for all gains or losses associated with events or transactions that the Compensation Committee has determined are unusual in nature, infrequently occurring and otherwise not indicative of the Company’s normal operations, and therefore, not indicative of the underlying Company performance (for these purposes, such events or transactions could include: (1) settlements of claims and litigation, (2) disposals of operations including a disposition of a significant amount of the Company’s assets, (3) losses on sales of investments, (4) changes in laws and/or regulations, and (5) acquisitions, dispositions and/or strategic investments); and (C) exclusion of amortization of purchased intangibles.

ROIC Based PSU Awards:

The Compensation Committee believes that ROIC is an effective means of linking executive compensation to value creation that holds leaders accountable for the efficient use of capital and has used this performance metric for awards since fiscal 2017.

The number of ROIC Based PSU Awards that will vest (and the corresponding number of shares to be issued) is based on the Company’s average adjusted ROIC measured at the end of each of fiscal 2021, 2022 and 2023. Amounts are locked in annually but not distributed until after the 3-year performance period. This calculation is shown in the following charts:

1/3 of Target ROIC Based PSUs	X	Performance Multiplier for Average ROIC for Fiscal 2021	=	First Year ROIC Shares Locked-In

ROIC - Fiscal Year 2021	ROIC Performance Multiplier
Less than 9.0%	0%
9.0%	25%
10.6%	100%
12.2%	200%

2/3 of Target ROIC Based PSUs	X	Performance Multiplier for Average ROIC for Fiscal 2021 and Fiscal 2022	-	Number of First Year ROIC Shares Locked-In	=	Second Year ROIC Shares Locked-In

Average ROIC - Fiscal Years 2021 - 2022	ROIC Performance Multiplier
Less than 9.3%	0%
9.3%	25%
10.0%	100%
12.6%	200%

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Target ROIC PSUs	X	Performance Multiplier for Average ROIC for fiscal 2021, 2022 and fiscal 2023	-	Number of First Year ROIC Shares Locked-In and Number of Second Year ROIC Shares Locked-In	=	Total Number of ROIC Based PSU Shares Earned and to be issued Pursuant to ROIC Based PSUs

Average ROIC - Fiscal Years 2021 - 2023	ROIC Performance Multiplier
Less than 9.5%	0%
9.5%	25%
11.3%	100%
13.0%	200%

“Return on Invested Capital,” or ROIC, is computed by dividing Adjusted Net Earnings by the average of beginning and ending invested capital during the period, and where invested capital is the sum of equity plus long-term debt less cash and cash equivalents.

The “ROIC Performance Multiplier” is determined by reference to the tables above based upon the average Company’s ROIC over the relevant fiscal periods. The Compensation Committee set these metrics based on the Company’s business plan at the time of grant.

RSU Awards:

The 2021 RSU awards vest 25% per year on each of the first, second, third and fourth anniversaries of the grant date, subject to the NEO’s continuous employment through each such vesting date. The RSU retention grants to Mr. Berryman and Mr. Pragada described above cliff vest 100% on the third anniversary of the grant date.

Dividend Equivalent Rights

All RSU awards are entitled to accumulated dividend equivalent rights that are subject to the same vesting, payment and other terms and conditions as the underlying award to which the dividend equivalent relates. The crediting of dividend equivalents is intended to treat the equity award holders consistently with shareholders and preserve the equity-based incentives intended by the Company when the awards were granted. The dividend equivalents pay in cash upon the vesting and settlement of the underlying RSUs.

Long-Term Incentive Plan Metrics and Performance Attainment — PSUs with Performance Periods Ending in Fiscal 2021

Four of our NEOs served as executive officers of the Company in fiscal 2018 and received grants of PSUs at that time: Messrs. Demetriou, Berryman, Pragada and Ms. Caruso. Ms. Hickton was not an executive officer and did not receive a grant of PSUs in fiscal 2018. The 2018 PSUs awards were based on a 3-year performance period that leveraged both short- and long-term goals. If certain thresholds of performance were not attained, then no payout was earned for the awards. The performance metrics associated with these PSUs, as well as weighting and the associated performance period are shown below:

Performance Metric	Weighting	Performance Period
EPS	50%	Beginning on the first day of fiscal 2018 and ending on the last day of fiscal 2020
ROIC	50%	Beginning on the first day of fiscal 2018 and ending on the last day of fiscal 2020

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2018 EPS Based PSU Awards

The 2018 EPS Based PSU awards were tied to Compounded Annual Adj. EPS Growth over a 3-year performance period:

•	The performance period began in Q1 2018 and ended Q4 2020

•	The total number of units awarded accumulated over the 3-year performance period in independent segments:

-	1/3 of the 2018 EPS Based PSUs were based on Adj. EPS Growth from fiscal 2017 to fiscal 2018

-	2/3 of the 2018 EPS Based PSUs were based on the Compounded Annual Adj. EPS Growth Rate from fiscal 2018 to fiscal 2019

-	The final determination as to shares to be distributed pursuant to the 2018 EPS Based PSUs was based on the Compounded Annual EPS Adj. Growth Rate from fiscal 2018 to fiscal 2020

The first 2 years of the program are considered a “lock in” period, meaning it was possible to “lock in” vesting of up to two-thirds of the total potential award based on Adj. EPS Growth during that period. The EPS Performance Multiplier was determined by linear interpolation for growth rates between the approved ranges for each year.

The following chart summarizes the Company’s average Adj. EPS Growth during the performance period and the resulting vesting under the approved performance criteria:

	Performance Period	Adj. EPS	Year Over Year Growth	Average Annual Adj. EPS Growth	Approved Range			EPS Performance Multiplier	Lock-In PSUs
					Min	Target	Max

Baseline Earnings	FY17	$3.24

Year 1	FY18	$4.52	39.5%	39.5%	10.7%	15.7%	20.7%	200%	67%

Year 2	FY18 - FY19	$5.12	13.3%	26.4%	12.1%	15.6%	19.1%	200%	67%

Year 3	FY18 - FY20	$4.97	-3.0%	16.6%	11.7%	13.7%	15.7%	200%	66%

								Total	200.0%

Total EPS Based PSUss Granted	X	3 Year EPS Performance Multiplier	=	200% of Shares to be Distributed

As a result of the Adj. EPS performance over the 3-year performance period, Messrs. Demetriou, Berryman, Pragada and Ms. Caruso received 200% of the shares underlying the Target 2018 EPS Based PSU Awards, as shown in the following table:

Participant Name	Vesting Date	EPS Based Awards Granted	% Target Earned	EPS PSU Shares Earned

Steven J. Demetriou	11/29/2020	41,648	200%	83,296

Kevin C. Berryman	11/29/2020	9,255	200%	18,510

Joanne E. Caruso	11/29/2020	2,776	200%	5,552

Robert V. Pragada	11/29/2020	7,867	200%	15,734

The “Adjusted EPS Growth Performance Multiplier” is determined by reference to the tables above based upon the Company’s Adj. EPS Growth Rate or Compound Annual Adj. EPS Growth Rate over the relevant fiscal periods. The Compensation Committee set these metrics based on the Company’s business plan at the time of grant.

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“Adjusted EPS” for any fiscal period is computed by dividing Adjusted Net Earnings by the weighted average number of shares of the Company’s common stock outstanding during the period.

“Adjusted Net Earnings” means the net earnings attributable to the Company as reported in its consolidated financial statements for such period determined in accordance with Generally Accepted Accounting Principles (GAAP) (A) as may be adjusted to eliminate the effects of (1) costs associated with restructuring and integration activities; and (2) gains or losses associated with discontinued operations, as determined in accordance with GAAP, but limited to the first reporting period an operation is determined to be discontinued and all subsequent periods (i.e., there will be no retroactive application of the adjustment); and (B) as adjusted for all gains or losses associated with events or transactions that the Compensation Committee has determined are unusual in nature, infrequently occurring and otherwise not indicative of the Company’s normal operations, and therefore, not indicative of the underlying Company performance. For these purposes, such events or transactions could include: (1) settlements of claims and litigation, (2) disposals of operations including a disposition of a significant amount of the Company’s assets, (3) losses on sales of investments, (4) changes in laws and/or regulations, and (5) acquisitions, dispositions and/or strategic investments.

2018 ROIC Based PSU Awards

The 2018 ROIC Based PSU awards were tied to Average Annual ROIC over a 3-year performance period:

•	The performance period began in Q1 2018 and ended Q4 2020

•	The final determination as to shares to be distributed pursuant to the 2018 ROIC Based PSUs was based on the Average Annual ROIC from FY18 to FY20

Absolute 3-Year ROIC	ROIC Performance Multiplier (i.e., PSUs Vesting)

<7.8%	0%

7.8%	50%

8.8%	100%

9.8%	200%

The ROIC Performance Multiplier was determined by linear interpolation for growth rates between 0% and 7.8%, between 7.8% and 8.8% and between 8.8% and 9.8%.

The following chart summarizes the Company’s 3-Year Annual ROIC during the performance period and the resulting vesting under the approved performance criteria:

	2018	2019	2020

Jacobs - Adjusted Net Income	$629,279	$713,977	$659,205

Average Invested Capital

Jacobs Stockholders’ Equity	$6,050,672	$5,714,692	$5,815,712

+ Long-term Debt	$2,146,877	$1,401,145	$1,676,941

- Cash	$(793,358)	($631,068)	($862,424)

Invested Capital	$7,404,191	$6,484,769	$6,630,229

Average Invested Capital	$5,646,696	$6,944,480	$6,557,499

ROIC	11.1%	10.3%	10.1%

Average ROIC			10.5%

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As a result of the ROIC performance, Messrs. Demetriou, Berryman, Pragada and Ms. Caruso received 200% of the shares underlying the 2018 ROIC Based PSUs, as shown in the following table:

Named Executive Officer	Vesting Date	ROIC Based Awards Granted	% Target Earned	ROIC PSU Shares Earned

Steven J. Demetriou	11/29/2020	41,648	200%	83,296

Kevin C. Berryman	11/29/2020	9,255	200%	18,510

Joanne E. Caruso	11/29/2020	2,776	200%	5,552

Robert V. Pragada	11/29/2020	7,867	200%	15,734

“Return on Invested Capital,” or ROIC, is computed by dividing Adjusted Net Earnings by the average of invested capital from the first day of fiscal 2018 to the last day of fiscal 2020. Invested capital is the sum of equity plus long-term debt less cash and cash equivalents.

The “Average ROIC Performance Multiplier” is determined by reference to the tables above based upon the Company’s ROIC or Compound Annual ROIC over the relevant fiscal periods. The Compensation Committee set these metrics based on the Company’s plan at the time of grant.

Other Benefits

Benefits Programs

Except for the Company’s Non-Qualified Executive Deferral Plan, which is generally available to most of senior leadership, the Executive Severance Plan and certain expatriate arrangements, the Company provides executives with the same benefit plans offered generally to U.S. employees.

401(k) Plan: During fiscal 2021, the NEOs were eligible to participate in the Company’s 401(k) plan for full-time employees in the United States. The plan provided a match by the Company equal to approximately 58% of the first 6% of eligible pay (currently up to $290,000). There are no defined benefit retirement or supplemental benefit plans available for our NEOs.

Employee Stock Purchase Plans: The Company has qualified employee stock purchase plans in which all employees meeting certain minimum eligibility requirements in certain countries are eligible to participate. The Company adopted a safe-harbor plan design in 2006 that provides for a 5% discount from the closing price of a share of common stock at the end of each purchase period. The safe-harbor plan results in no accounting cost to the Company.

Non-Qualified Executive Deferral Plan (EDP): Select employees, including the NEOs, meeting certain compensation minimums may elect to participate in the Company’s EDP whereby a portion of compensation (including salary, bonus and/or equity compensation) is deferred and paid to the employees at a future date, including upon retirement or death. Participant deferrals are credited with earnings and losses based upon the actual performance of the deemed investments selected by participants with equity compensation deferrals generally being credited with earnings and losses based on the actual performance of the Company’s common stock. See “Executive Compensation — Non-Qualified Deferred Compensation” below for a further description of the EDP.

Executive Severance Plan: Recognizing the prevalence of severance plans among our peers and the need to attract and retain talented executives, the Company has adopted an Executive Severance Plan that provides severance benefits to certain key executives designated by the Compensation Committee from time to time, including the NEOs, in the event of either (1) a qualifying termination of employment by the Company that is unrelated to a change of control or (2) a qualifying termination of employment by the Company during the 2-year period following a change of control.

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Perquisites

The Company provides limited perquisites to its executives. They may have spousal travel paid for by the Company only for an approved business purpose, in which case a related tax gross-up is provided. NEOs are also provided with financial planning assistance and annual health assessment benefits.

The Company leases a private aircraft to allow certain executive officers, primarily the CEO, COO and CFO, to safely and efficiently travel for business purposes. Use of a private aircraft provides a confidential and highly productive environment for executive officers to conduct business while traveling. We do not allow personal usage of the private aircraft at the Company’s expense. Incidental travel by family members of an executive officer in connection with such executive’s business travel is permitted so long as the executive reimburses the Company for the reasonable cost of such travel.

Payments Upon Termination or Change in Control

Executive Severance Plan: As described above, the Company adopted an Executive Severance Plan that provides the following severance benefits to certain key executives, including the NEOs, in the event of either (1) a qualifying involuntary termination of employment that is unrelated to a change in control or (2) a qualifying termination of employment during the 2-year period following a change of control. Payments under this plan are conditioned upon the receipt of a customary waiver and general release of claims from the executive. In addition, following termination, the executives will be subject to restrictive covenants, including non-disclosure of confidential information, non-disparagement restrictions and 12-month non-competition and non-solicitation obligations. Payments under this plan do not include any tax gross-ups.

•

Non-Change in Control Severance Benefits — In the event of a termination of the participant’s employment by the Company other than for cause (as defined in the Executive Severance Plan), the participant will be entitled to receive the following benefits: (1) a lump sum cash payment equal to 1.5 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of the participant’s (x) base salary and (y) target annual incentive award; and (2) a lump sum cash payment equal to 1.5 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In addition, the participant’s unvested and outstanding equity awards that are scheduled to vest within the nine-month period following the date of termination will remain outstanding and continue to vest in accordance with their original vesting schedule.

•

Change in Control Severance Benefits — In the event of a termination of the participant’s employment by the Company other than for cause or by the participant for good reason (as defined in the Executive Severance Plan), in each case within the 2-year period after a change in control (as defined in the Executive Severance Plan), the participant will be entitled to receive the following benefits: (1) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of the participant’s (x) base salary and (y) target annual incentive award; and (2) a lump sum cash payment equal to the participant’s target annual incentive award, prorated based on the number of days the participant was employed during the fiscal year of termination; and (3) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In the event such termination occurs, unvested and outstanding equity awards are governed by the Stock Incentive Plan as described below.

Employment Agreements: There are no employment agreements in effect with any of our NEOs as of the end of fiscal 2021.

Stock Incentive Plan: The Company’s 1999 Stock Incentive Plan, as amended (the Stock Incentive Plan) provides that all plan participants, including the NEOs, may be entitled to prorated vesting at retirement for their

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outstanding PSUs. In the case of a participant whose employment is terminated due to death or Disability (as defined in the Stock Incentive Plan), the expiration date provided in the grant agreement will continue to apply for outstanding stock options, outstanding RSUs will vest on an accelerated basis as provided in the applicable grant agreement, and PSUs will remain outstanding and eligible to vest as provided in the applicable grant agreement, with the final determination of the payout, if any, generally determined at the end of the applicable 3-year performance period. Additionally, the terms of stock options, RSUs and PSUs provide for potential double trigger equity acceleration upon certain terminations following a Change in Control (as defined in the Stock Incentive Plan) as a means of focusing executive officers on shareholder interests when considering strategic alternatives. If a Change in Control occurs and certain options, RSUs and PSUs are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof), then such awards will vest immediately, with awards that are subject to performance-based vesting criteria paid at a level based upon the Company’s actual performance as of the date of the Change in Control.

The estimated payments and benefits provided in each of the covered circumstances may be found under “Executive Compensation — Compensation Under Various Termination Scenarios” below.

Other Policies

Stock Ownership Guidelines

The Company has established the following stock ownership guidelines for its executive officers:

Position	Multiple of Base Salary
Chair and CEO	6x
Presidents (COO and CFO)	4x
EVPs/Presidents of Lines of Business	3x
Other Senior Leadership (SVPs)	2x

The Compensation Committee reviews each executive officer’s shareholdings of Company stock with respect to these ownership guidelines each year. As of the Record Date, all NEOs exceeded their respective guidelines. See the discussion under “Corporate Governance — Stock Ownership Guidelines” above for further information.

Insider Trading and Policy on Hedging or Pledging of Stock

The Company’s insider trading policy contains stringent restrictions on transactions in Company stock by executive officers and directors. All trades by executive officers and directors must be pre-cleared and are subject to black-out periods. The executive officers and directors are not permitted to trade in puts or calls of Company stock, engage in short sales of Company stock, hedge or pledge Company stock or use Company stock as loan collateral or as part of a margin account.

Clawback Policy

The Compensation Committee maintains a clawback policy with respect to incentive awards granted to executive officers. The Company is authorized to recover a portion of incentive awards paid within 3 years of a financial statement that is inaccurate due to material noncompliance with any financial reporting requirement under the securities laws. Recovery applies to the extent a lesser amount would have been paid under the restated financial statement. In addition, we have clawbacks for select top executives for violation of non-compete and non-solicitation provisions.

Tax Considerations

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year, and prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the Act), compensation that

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qualified as “performance-based compensation” under Section 162(m) was excluded from this limit. The Act repealed this “performance-based compensation” exclusion effective for fiscal years beginning on January 1, 2018, with limited transition relief. Prior to the Act, the Company structured its compensation arrangements to permit deductibility under Section 162(m) to the extent possible, unless the benefit of such deductibility was outweighed by the need for flexibility or the attainment of other corporate objectives in which case the Compensation Committee was prepared to enter into compensation arrangements under which payments may not be deductible under Section 162(m).

Following the Act, the Company will continue to consider tax deductibility as a factor in determining executive compensation but may not structure its compensation arrangements around deductibility. The Company believes the tax deduction limitation should not compromise its ability to design and maintain executive compensation arrangements that will attract and retain highly qualified employees and motivate them to deliver value to our customers and shareholders.

Compensation Risk Assessment

As part of its oversight, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. The Compensation Committee also retains the Independent Consultant to assist the Compensation Committee with an annual risk assessment of the Company’s compensation policies and practices.

In addition, the Company reviews all its compensation policies and practices, including incentive plan design and factors that may affect the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Company’s pay philosophy provides an effective balance in cash and equity award mix, short- and long-term performance periods, financial and non-financial performance, and allows for the Compensation Committee’s discretion to make positive and negative adjustments to payouts under the Company’s compensation plans. Further, policies to mitigate compensation-related risk include stock ownership guidelines, vesting periods on equity awards, insider-trading prohibitions, and independent Compensation Committee oversight.

Based on this review, both for our executive officers and all other employees, the Company and the Independent Consultant concluded that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed and approved this conclusion.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation earned by the Company’s named executive officers (or NEOs) in fiscal 2021, 2020, and 2019.

Name & Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Steven J. Demetriou Chair and Chief Executive Officer	2021	1,362,375	—	11,500,101	3,345,697	—	67,057	16,275,230
	2020	1,349,250	—	11,500,085	1,918,917	—	46,654	14,814,906
	2019	1,347,500	—	10,500,017	2,723,696	—	56,040	14,627,254
Kevin C. Berryman President, Chief Financial Officer	2021	833,532	—	7,000,119	1,372,594	—	36,904	9,747,997
	2020	799,769	—	3,000,006	741,444	—	24,385	4,565,604
	2019	771,923	—	2,350,079	1,020,439	—	36,614	4,179,054
Joanne E. Caruso Executive Vice President, Chief Legal and Administrative Officer	2021	635,108	—	1,500,091	950,714	—	18,286	3,104,199
	2020	610,338	—	1,400,071	519,168	—	—	2,529,577
	2019	559,615	—	1,300,061	725,593	—	28,804	2,614,073
Dawne S. Hickton Executive Vice President, President, Critical Mission Solutions (CMS)	2021	770,160	—	2,200,042	1,147,542		11,161	4,128,905
	2020	757,529	—	2,100,060	642,720	—	—	3,500,309

Robert V. Pragada President and COO	2021	838,385	—	7,500,115	1,372,594	—	34,980	9,746,073
	2020	806,077	—	3,300,081	759,528	—	34,482	4,900,168
	2019	741,923	—	2,200,053	981,191	—	154,803	4,077,970

(1)	Consists of base salary earned during the fiscal year including any time off with pay.
(2)

Represents the grant date fair value of stock awards granted under the Stock Incentive Plan in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2021 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. For the fiscal 2021 amounts, this column reflects the combined value of RSUs and PSUs granted in November 2019 (with PSUs reflecting target performance). At the highest level of performance, the value of such fiscal 2021 PSUs on the grant date would be: $13,800,332 for Mr. Demetriou; $3,600,050 for Mr. Berryman; $1,800,025 for Ms. Caruso; $2,640,261 for Ms. Hickton; and $4,200,339 for Mr. Pragada. At the highest level of performance, the value of such fiscal 2020 PSUs on the grant date would be: $13,800,289 for Mr. Demetriou; $3,600,156 for Mr. Berryman; $1,680,197 for Ms. Caruso; $2,520,296 for Ms. Hickton; and $3,959,986 for Mr. Pragada. At the highest level of performance, the value of such fiscal 2019 PSUs on the grant date would be: $12,599,891 for Mr. Demetriou; $2,820,224 for Mr. Berryman; $1,560,138 for Ms. Caruso; and $2,640,258 for Mr. Pragada.

(3)

Represents the annual incentive awards earned in each fiscal year pursuant to the LPP, as determined by the Compensation Committee. See “Compensation Discussion and Analysis — Compensation Elements — Short-Term Incentives” for a description of non-equity incentive plan compensation is determined for the NEOs.

(4)

For fiscal 2021, Mr. Demetriou received $10,150 associated with a 401(k) Company match, $33,774 in dividend payments on unvested RSUs at the time of vesting, to the extent not included in the fair market value of the grant previously reported, $65 for basic life insurance premiums paid for by the Company,, as well as $17,068 for financial planning assistance, and $6,000 for an annual health assessment. For fiscal 2021, Mr. Berryman received $10,150 associated with a 401(k) Company match, $7,656 in dividend payments on unvested RSUs at the time of vesting, to the extent not included in the fair market value of the grant previously reported, $1,100 for basic life insurance premiums paid for by the Company, $132 for an employee event, and $17,068 for financial planning assistance. For fiscal 2021, Ms. Caruso received $10,150 associated with a 401(k) Company match, $1,690 in dividend payments on unvested RSUs at the time of vesting, to the extent not included in the fair market value of the grant previously reported, $837 for basic life insurance premiums paid for by the Company and $5,609 for an annual health assessment. For fiscal 2021, Ms. Hickton received $10,150 associated with a 401(k) Company match and $1,011 for basic life insurance premiums paid for by the Company. For fiscal 2021, Mr. Pragada received $10,150 associated with a 401(k) Company match, $6,531 for dividend payments on unvested RSUs at the time of vesting, to the extent not included in the fair market value of the grant previously reported, $1,099 for basic life insurance premiums paid for by the Company, $132 for an employee event, and $17,068 for financial planning assistance.

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Narrative Disclosure to Summary Compensation Table

Payment of Dividends and Dividend Equivalent Rights

The Company currently pays a quarterly cash dividend. With respect to RSUs, when the Company pays a cash dividend on its outstanding common stock, each holder of RSUs is credited with a dollar amount equal to (1) the per-share cash dividend, multiplied by (2) the total number of RSUs held by such individual on the record date for that dividend. These are referred to as Dividend Equivalents. Dividend Equivalents vest on the same schedule as the RSU to which they relate and will be paid to the award holder in cash when the share of common stock (or, in the case of cash-settled RSUs, the cash) underlying the RSU is delivered to the award holder.

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2021 Grants of Plan-Based Awards

The table below summarizes all grants of plan-based awards to the NEOs in fiscal 2021:

		Estimated Future Payouts under Non- Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)					All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Steven J. Demetriou	11/18/2020									43,709	4,599,935
	11/18/2020				8,196	32,783	(4)	65,566	(4)		3,450,083
	11/18/2020				8,196	32,783	(5)	65,566	(5)		3,450,083
	10/03/2020	563,063	2,252,250	4,504,500
Kevin C. Berryman	11/18/2020									11,403	1,200,052
	11/18/2020				2,138	8,552	(4)	17,104	(4)		900,012
	11/18/2020				2,138	8,552	(5)	17,104	(5)		900,012
	03/08/2021									33,827	4,000,043
	10/03/2020	231,000	924,000	1,848,000
Joanne E. Caruso	11/18/2020									5,702	600,078
	11/18/2020				1,069	4,276	(4)	8,552	(4)		450,006
	11/18/2020				1,069	4,276	(5)	8,552	(5)		450,006
	10/03/2020	160,000	640,000	1,280,000
Dawne S. Hickton	11/18/2020									8,361	879,912
	11/18/2020				1,568	6,272	(4)	12,544	(4)		660,065
	11/18/2029				1,568	6,272	(5)	12,544	(5)		660,065
	10/03/2020	193,125	772,500	1,545,000
Robert V. Pragada	11/18/2020									13,302	1,399,902
	11/18/2020				2,495	9,978	(4)	19,956	(4)		1,050,085
	11/18/2020				2,495	9,978	(5)	19,956	(5)		1,050,085
	03/08/2021									33,827	4,000,043
	10/03/2020	231,000	924,000	1,848,000

(1)

Amounts represent the 2021 projected award under the Leadership Performance Plan (or LPP) based on the Company’s internal plan at the start of fiscal 2021. See “Compensation Discussion and Analysis — Compensation Elements — Short-Term Incentives” above for a description of the LPP and the way bonuses are computed. The amounts reported in the “Threshold,” “Target” and “Maximum” columns reflect estimated future payouts under the LPP.

(2)	Amounts represent the threshold, target and maximum payout shares of awards of EPS Based PSUs and ROIC Based PSUs granted under the Stock Incentive Plan in fiscal 2021.
(3)	Represents the RSUs granted under the Stock Incentive Plan.
(4)

Represents the threshold, target and maximum payout shares of the grants of the EPS Based PSUs that each NEO could earn under the Stock Incentive Plan. The number of shares ultimately issued, which could be greater or less than target, will be based on achieving specific performance conditions. Please refer to “Compensation Discussion and Analysis — Compensation Elements — Equity Based Compensation — Fiscal 2021 Equity Awards — EPS Based Awards” for a discussion of how the number of shares ultimately issued will be determined.

(5)

Represents the threshold, target and maximum payout shares of the grants of the ROIC Based PSUs that each NEO could earn under the Stock Incentive Plan. The number of shares ultimately issued, which could be greater or less than target, will be based on achieving specific performance conditions. Please refer to “Compensation Discussion and Analysis — Compensation Elements — Equity Based Compensation — Fiscal 2021 Equity Awards” for a discussion of how the number of shares ultimately issued will be determined.

(6)

Represents the grant date fair value of RSUs and PSUs granted (assuming target level of shares) under the Stock Incentive Plan computed in accordance with FASB ASC Topic 718. The grant date fair value for the November 18, 2020, award was $105.24. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2021 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. See “— Narrative Disclosure to Summary Compensation Table — Payment of Dividends and Dividend Equivalent Rights” above and “Compensation Discussion and Analysis — Compensation Elements — Equity-Based Compensation — Dividend Equivalents” above for more information regarding Dividend Equivalents.

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Outstanding Equity Awards of NEOs at 2021 Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End for 2021
	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (1)		Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)
Grant Date	Exercisable #	Unexercisable #
Steven J. Demetriou
8/17/2015	102,259		43.94	8/17/2025				-
11/19/2015	98,739		42.74	11/19/2025
11/29/2017					13,883	1,869,485
11/7/2018					25,952	3,494,696	38,927	10,483,820
11/7/2018							38,927	10,483,820
11/13/2019					37,009	4,983,632	37,010	9,967,533
11/13/2019							37,010	9,967,533
11/18/2020					43,709	5,885,854	32,783	8,829,118
11/18/2020								8,829,118
Kevin C. Berryman
12/30/2014	49,000		45.16	12/30/2024				-
5/28/2015	17,000		43.34	5/28/2025
11/19/2015	24,685		42.74	11/19/2025
11/29/2017					3,085	415,426
11/29/2017
11/7/2018					5,808	782,105	8,713	2,346,585
11/7/2018							8,713	2,346,585
11/13/2019					9,654	1,300,008	9,655	2,600,285
11/13/2019							9,655	2,600,285
11/18/2020					11,403	1,535,528	8,552	2,303,225
11/18/2020							8,552	2,303,225
3/8/2021					33,827	4,555,144
Joanne E. Caruso
11/29/2017					926	124,695
11/7/2018					3,213	432,663	4,820	1,298,122
11/7/2018							4,820	1,298,122
11/13/2019					4,506	606,778	4,506	1,213,556
11/13/2019							4,506	1,213,556
11/18/2020					5,702	767,831	4,276	1,151,612
11/18/2020							4,276	1,151,612
Dawne S. Hickton
6/1/2015	3,000		43.45	6/1/2025
3/1/2016	2,625		38.04	3/1/2026
6/3/2019					3,065	412,733	3,611	972,515
6/3/2019							3,611	972,515
11/13/2019					6,758	910,032	6,759	1,820,334
11/13/2019							6,759	1,820,334
11/18/2020					8,361	1,125,892	6,272	1,689,175
11/18/2020							6,272	1,689,175
Robert V. Pragada
11/29/2017					2,623	353,213
11/7/2018					5,437	732,146	8,157	2,196,843
11/7/2018							8,157	2,196,843
11/13/2019					10,621	1,430,224	10,620	2,860,178
11/13/2019							10,620	2,860,178
11/18/2020					13,302	1,791,247	9,978	2,687,275
11/18/2020							9,978	2,687,275
3/8/2021					33,827	4,555,144

(1)	All stock options have a total term of 10 years from the date of grant and all remaining unvested option grants vest at the rate of 25% per year beginning on the first anniversary of the grant date.
(2)

All outstanding employee stock options were granted under the Stock Incentive Plan with an exercise price equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the grant date. Ms. Hickton was a member of the Board of Directors at the time of her stock option grants. For purposes of her awards, the “Grant Price” was the average of the Fair Market Values of the Common Stock for the ten trading days ending on the second trading day prior to the date for which the Grant Price was determined, but in no event less than 85% of the Fair Market Value of the Common Stock for the day the Grant Price was determined. If the day for which the Grant Price was determined was a day that the NYSE was not open, then the Grant Price was determined by reference to the relevant price or prices as of the immediately preceding trading day

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(3)

Represents the number of unvested shares of RSUs granted under the Stock Incentive Plan. The RSUs vest ratably over 4 years beginning on the first anniversary of the grant date. However, RSUs granted on March 8, 2021 to Messrs. Berryman and Pragada vest on the third anniversary of the grant date. RSU grants include dividend equivalent rights that accumulate and vest on the same schedule as the RSU to which they relate and will be paid to the award holder in cash at the same time the share of common stock underlying the RSU is delivered to the award holder.

(4)	The market value of outstanding awards of RSUs is computed using the closing price of the Company’s common stock as quoted by the NYSE Composite Price History at October 1, 2021, which was $134.66.
(5)

Represents the number of unvested target shares of PSUs (EPS Based PSUs and ROIC Based PSUs) granted under the Stock Incentive Plan. The awards of PSUs vest based on actual performance over a three year performance period.

(6)

The market value of outstanding PSUs (EPS Based PSUs and ROIC Based PSUs) was computed by using $134.66, the closing price of the Company’s common stock as quoted by the NYSE Composite Price History at October  1, 2021.

Option Exercises and Stock Vested in Fiscal 2021

The following table provides information on stock options that were exercised and on restricted stock that vested in fiscal 2021 for our NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1) (2)
Steven J. Demetriou	0	0	218,579	23,050,815
Kevin C. Berryman	0	0	49,127	5,172,207
Joanne E. Caruso	0	0	16,105	1,692,808
Dawne S. Hickton	0	0	3,784	449,679
Robert V. Pragada	21,387	2,038,181	42,823	4,511,514

(1)

Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the vesting date and includes cash dividend equivalents in respect of RSUs to the extent not included in the fair market value of the grant previously reported.

(2)

Pursuant to the Company’s Executive Deferral Plan and included below in the Non-Qualified Deferred Compensation table, Mr. Berryman and Ms. Hickton elected to defer the receipt of some of their equity awards until a later date. Mr. Berryman elected to defer equity that vested in November 2020-5,989 RSUs, with a value of $610,038, and the associated accumulated dividends of $10,475, and the receipt of 37,020 PSUs, with a value of $3,918,937. Ms. Hickton elected to defer the receipt of 1,532 RSUs, with a value as of the vesting date of $217,115, and the associated accumulated dividends, $2,329, that vested on June 3, 2021 and 2,252 RSUs, with a value of $232,564 that vested on November 13, 2020, and the associated accumulated dividends of $1,712.

Non-Qualified Deferred Compensation

As described above, employees, including NEOs, meeting certain compensation minimums may elect to participate in the Company’s executive deferral plans (or EDPs) whereby a portion of compensation (including salary, bonus and/or equity compensation) is deferred and paid to the employee at some future date. The EDPs are non-qualified deferred compensation programs that provide benefits payable to directors, officers, and certain key employees or their designated beneficiaries at specified future dates, and upon retirement or death. Participant contributions are credited with earnings and losses based upon the actual performance of the deemed investments selected by participants.

For the EDPs in which the NEOs participate (the Variable Plans), accounts are credited (or debited) based on the actual earnings (or losses) of the deemed investments selected by the individual participants. Participation in the EDPs is voluntary. All EDPs operate under a single trust. Although there are certain change in control features within the EDPs, no benefit enhancements occur upon a change in control. The investment options are notional and used for measurement purposes only. The NEOs do not own any units in the actual funds. In general, the investment options consist of several mutual and index funds comprising stocks, bonds, and money market accounts.

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The following table shows the EDP account activity during fiscal 2021 for the NEOs. Prior to fiscal 2018, executive officers were only permitted to defer salary and cash bonus amounts. Beginning in fiscal 2018, executive officers could also defer equity awards.

Non-Qualified Deferred Compensation for 2021

Name	Deferred Compensation Plan	Executive Contribution During Last Fiscal Year ($) (1)	Aggregate Earnings During Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions During Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) (3)

Steven J. Demetriou	Variable Plans	—	74,255	—	474,616

Kevin C. Berryman	Variable Plans	4,664,480	1,440,470	—	7,169,313

Joanne E. Caruso	Variable Plans	—	—	—	—

Dawne S. Hickton	Variable Plans	453,719	61,615	—	661,104

Robert V. Pragada	Variable Plans	—	—	—	—

(1)	All executive contributions are included in the Summary Compensation Table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.
(2)	Earnings are included in the Summary Compensation Table to the extent they exceed 120% of the IRS prescribed applicable federal rate.
(3)

Balances at the end of the fiscal year consist of (1) salary, bonus and equity compensation deferrals, and associated accumulated dividends, made by the executive over time, beginning when the executive first joined the plan, plus (2) all earnings and losses credited on all deferrals, less (3) all pre-retirement distributions, if any, taken by the executive since the executive first joined the plan.

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Compensation Under Various Termination Scenarios

The following table quantifies the estimated severance and benefits payable to the NEOs as a result of the following terminations of employment on October 1, 2021: (1) termination in connection with a change in control, (2) termination due to death or disability, (3) retirement approved by the Compensation Committee, and (4) involuntary termination without cause.

	Change in Control ($) (4)	Death or Disability ($) (5)	Retirement ($) (6)	Involuntary Termination ($) (7)
Steven J. Demetriou
Non-Equity Incentive Compensation (1)	2,252,250	2,252,250	-	-
Unvested Stock Awards (2)	16,233,667	16,233,667	-	8,496,743
Unvested Performance Share Units (3)	51,752,024	33,541,622	-	19,819,802
Severance Benefits	7,299,035	1,415,000	-	5,474,319
Total	77,536,975	53,442,539	-	33,790,864
Kevin C. Berryman
Non-Equity Incentive Compensation (1)	924,000	924,000	-	-
Unvested Stock Awards (2)	8,588,211	8,588,211	-	3,917,865
Unvested Performance Share Units (3)	12,167,637	7,654,943	-	4,404,348
Severance Benefits	1,795,471	1,682,000	-	1,795,471
Total	23,475,319	18,849,154	-	10,117,684
Joanne E. Caruso
Non-Equity Incentive Compensation (1)	640,000	640,000	-	-
Unvested Stock Awards (2)	1,931,967	1,931,967	-	735,176
Unvested Performance Share Units (3)	5,240,536	3,049,414	-	1,321,066
Severance Benefits	1,295,176	640,000	-	1,295,176
Total	9,107,679	6,261,381	-	3,351,418
Dawne S. Hickton
Non-Equity Incentive Compensation (1)	772,500	772,500	-	-
Unvested Stock Awards (2)	2,448,657	2,448,657	-	791,128
Unvested Performance Share Units (3)	7,193,665	4,140,644	-	1,718,433
Severance Benefits	1,545,000	773,000	-	1,545,000
Total	11,959,822	8,134,801	-	4,054,561
Robert V. Pragada
Non-Equity Incentive Compensation (1)	924,000	924,000	-	-
Unvested Stock Awards (2)	8,861,975	8,861,975	-	3,148,586
Unvested Performance Share Units (3)	11,721,983	7,005,561	-	3,743,814
Severance Benefits	1,802,381	840,000	-	1,802,381
Total	23,310,339	17,631,536	-	8,694,782

(1)	The amount of annual incentive compensation that would be paid assuming a termination of employment as of October 1, 2021.
(2)

Under the Stock Incentive Plan, the amount that would be earned related to unvested RSUs as of October 1, 2021. Value is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at October 1, 2021, of $134.66.

(3)

Under the Stock Incentive Plan, the amount that would be earned related to unvested PSUs as of October 1, 2021. Upon a qualifying termination of employment during the 2-year period following a change in control, outstanding PSUs would vest and be earned based on actual performance at the time of the qualifying termination of employment. Upon death or disability, PSUs would remain outstanding and became earned based on actual performance at the end of the performance period. For all NEOs, upon an involuntary termination of employment without cause, in the absence of a change in control, PSUs that are scheduled to vest within the 9-month period following the date of termination will remain outstanding and become earned based upon actual performance, as provided for in the Executive Severance Plan. For purposes of the amounts reported in the table, we assumed current achievement estimates for all outstanding PSUs and multiplied such number of PSUs by the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at October 1, 2021, of $134.66.

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(4)

In the event of a qualifying involuntary termination during the 2-year period following a change in control (as defined in the Executive Severance Plan), all NEOs receive the following benefits under the Executive Severance Plan: (1) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs) the sum of the participant’s (x) base salary and (y) target annual incentive award; (2) a lump sum cash payment equal to the participant’s target annual incentive award, prorated based on the number of days the participant was employed during the fiscal year of termination; and (3) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In addition, the participant’s unvested and outstanding equity awards will vest in full, with PSUs vesting based on actual performance as of the date of such qualifying termination of employment.

(5)

In the event of a termination of employment due to death or disability, the NEOs will receive the following benefits: (i) in the event of the NEO’s death, an amount equal to the NEO’s target annual incentive award, prorated for the number of days worked during the fiscal year, (ii) accelerated vesting of all outstanding options and RSUs, and outstanding PSUs will remain outstanding and become earned based on actual performance at the end of the applicable performance period and (iii) life insurance amount, as elected by the employee.

(6)	None of the NEOs qualify for “Retirement” benefits.
(7)

In the event of a qualifying involuntary termination of employment unrelated to a change in control, all NEOs receive the following benefits under the Executive Severance Plan: (1) a lump sum cash payment equal to 1.5 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of the participant’s (x) base salary and (y) target annual incentive award; and (2) a lump sum cash payment equal to 1.5 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In addition, the participant’s unvested and outstanding equity awards that are scheduled to vest within the 9-month period following the date of termination will continue to vest in accordance with their original vesting schedule, but the NEOs do not recognize any value for these at the time of separation.

Equity Compensation Plan Information

The following table presents certain information about our equity compensation plans as of October 1, 2021:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (Column A)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (Column B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column A) (Column C)
Equity compensation plans approved by shareholders (1)	573,984	$45.65	4,354,529
Equity compensation plans not approved by shareholders	—	—	—
Total	573,984	$45.65	4,354,529

(1)

The number in Column A excludes purchase rights accruing under the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan, as amended and restated (the ESPP), our broad-based, shareholder-approved employee stock purchase plan:. This plan give employees the right to purchase shares at an amount and price that are not determinable until the end of the specified purchase periods, which occur monthly. Our shareholders have authorized a total of 32.3 million shares of common stock to be issued through the ESPP. From the inception of the ESPP through October 1, 2021, a total of 29.0 million shares have been issued, leaving 3.2 million shares of common stock available for future issuance at that date.

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Pay Ratio

The following table sets forth the ratio of our CEO’s total compensation to that of our median employee for fiscal 2021.

CEO total annual compensation	$16,275,230
Median Employee total annual compensation	$91,393
Ratio of CEO to Median Employee total annual compensation	178 to 1

SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported above may not be comparable to the pay ratio reported by other companies, as other companies may have utilized different methodologies and have different employment and compensation practices. The pay ratio above is a reasonable estimate calculated in a manner consistent with SEC rules, as well as the methodology described below.

To calculate the 2021 CEO pay ratio, we used the same median employee that we used for purposes of calculating the CEO pay ratio for 2019 and 2020, as there has been no material change in our employee population, employee compensation programs or the median employee compensation that we believe would significantly impact the CEO pay ratio. We calculated such median employee’s total annual compensation in the same manner as we calculated our CEO’s total annual compensation in the Summary Compensation Table on page 53.

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PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

What are You Voting on?

The Audit Committee has appointed Ernst & Young LLP (EY) to audit the consolidated financial statements of the Company as of September 30, 2022, and for the fiscal year then ended. At the Annual Meeting, shareholders will be asked to ratify the appointment of EY.

The Audit Committee’s decision to re-appoint our independent auditor was based on the following considerations:

•   The quality and performance of the lead audit partner and the overall engagement team;

•   EY’s knowledge of the industries and markets in which the Company operates;

•   EY’s knowledge of the Company’s operations;

•   EY’s global capabilities and technical expertise;

•   EY’s independence and objectivity; and

•   The potential impact of rotating to another independent audit firm.

The Company is not required to submit the selection of the independent registered public accounting firm to shareholders for approval but is doing so as a matter of good corporate governance. If the appointment of EY is not ratified by a majority of the shares of common stock present, in person via the virtual meeting platform or by proxy, at the Annual Meeting, then the Audit Committee will consider the appointment of other independent auditors whose selection for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the 2023 Annual Meeting.

Representatives of EY are expected to attend the Annual Meeting, via the virtual meeting platform, will have an opportunity to make a statement and are expected to be available to respond to appropriate questions.

What is the Voting Requirement?

The affirmative vote of a majority of the shares of common stock present, in person via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote is necessary to ratify the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022.

Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending
September 30, 2022.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee hereby reports as follows:

1.

Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.

The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with the Company’s management the Company’s audited consolidated financial statements included in its 2021 Annual Report on Form 10-K.

3.

The Audit Committee has discussed with the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young LLP (EY), the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and EY, separately and together, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed with the independent auditors under the rules adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

4.

The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with EY their independence.

5.

The Audit Committee has adopted pre-approval policies and procedures for certain audit and non-audit services which EY provides. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of EY while recognizing that in certain situations EY may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. The policies and procedures adopted by the Audit Committee allow the pre-approval by the Audit Committee of certain services, such as audit-related services (which include providing accounting and auditing consultation and due diligence services), and tax services (which include general tax compliance, tax consulting, tax research and planning services). The policies and procedures require that any other service, including the annual audit services and any other attestation service, be expressly and specifically approved by the Audit Committee prior to such services being performed by EY. In addition, any proposed services exceeding the pre-approved cost levels or budgeted amounts require specific pre-approval by the Audit Committee. The Audit Committee considers whether all pre-approved services are consistent with the SEC’s rules and regulations on auditor independence.

6.

Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2021, for filing with the SEC.

Barbara L. Loughran, Chair

Manny Fernandez

Linda Fayne Levinson

Robert A. McNamara

Christopher M.T. Thompson

2022 Proxy Statement |	63

AUDIT AND NON-AUDIT FEES

Set forth below are the fees for services rendered by our independent registered public accounting firm, EY, for the fiscal periods indicated, all of which were approved by the Audit Committee pursuant to the approval policies under “Report of the Audit Committee” described above.

Type of Fees	Description	2021	2020

Audit Fees

Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly financial statements included in the Company’s reports on Form 10-Q; the rendering of an opinion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and reviews of documents filed with the SEC.

		$9,682,000	$7,822,640

Audit-Related Fees

Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements not reported under “Audit Fees” above, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions, and investments; contractor’s license compliance procedures; and accounting consultations about new accounting pronouncements and the application of generally accepted accounting principles to proposed transactions.

		$505,800	$343,200

Tax Fees (1)	Consists of (i) fees for tax compliance related to income tax, sales tax, value added tax, transfer pricing documentation and assistance with tax audits and (ii) fees for tax consulting related to a variety of permissible tax planning and advisory services, including technical tax advice related to U.S. and international tax matters as well as assistance with foreign and withholding tax matters.	$2,481,000	$4,199,186

All Other Fees		$0	$0

Total		$12,668,800	$12,365,026

(1)

For the fiscal years ended October 1, 2021 and October 2, 2020, fees for tax compliance services were approximately $1.1 million and $2.8 million, respectively, and fees for tax consulting services were approximately $1.4 million and $1.4 million, respectively.

What our Audit Committee considered when engaging EY for fiscal 2022:

✓	EY’s integrity and independence, including the rotation of a new audit partner for fiscal 2021

✓	EY’s competence and its compliance with regulations

✓	The business acumen, value-added benefit, continuity and consistency, and technical and core competency provided by the engagement team

✓	The effectiveness of EY’s processes, including its quality control, timeliness and responsiveness, and communication and interaction with the Company’s leadership

✓	EY’s efforts toward efficiency, including with respect to process improvements and fees

64	| 2022 Proxy Statement

SECURITY OWNERSHIP

The following tables, based in part upon information supplied by officers and directors and certain shareholders, sets forth certain information regarding the ownership of the Company’s common stock as of the Record Date, by (1) all those persons known by the Company to be beneficial owners of more than 5% of the outstanding shares of common stock, (2) each director and nominee for director, (3) each NEO, and (4) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable

Security Ownership of Certain Beneficial Owners

Name and Address	Amount and Nature of Ownership of Beneficial Ownership		Percentage of Class (1)
The Vanguard Group	13,513,613	(2)	10.44%
100 Vanguard Blvd. Malvern, PA 19355
State Street Corporation	8,511,785	(3)	6.58%
State Street Financial Center One Lincoln Street Boston, MA 02111
Blackrock, Inc.	7,993,510	(4)	6.17%
55 East 52nd Street New York, NY 10055
PRIMECAP Management Company	7,046,402	(5)	5.44%
177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105

(1)	Calculated based on Rule 13d-3(d)(1)(i) using the number of shares of common stock outstanding as of the Record Date.
(2)

Based solely on the information set forth in a Form 13G/A filed by The Vanguard Group Inc. with the SEC on February 10, 2021. Based on such filing, The Vanguard Group Inc. has shared dispositive power with respect to 541,258 shares, sole dispositive power with respect to 12,972,355 shares, and shared voting power with respect to 199,034 shares.

(3)

Based solely on the information set forth in a Form 13G filed by State Street with the SEC on February 12, 2021. Based on such filing, State Street has shared dispositive power with respect to 8,507,087 shares, and shared voting power with respect to 7,959,608 shares.

(4)

Based solely on the information set forth in a Form 13G/A filed by Blackrock, Inc. with the SEC on January 29, 2021. Based on such filing, Blackrock, Inc. has sole dispositive power with respect to all of the shares, sole voting power with respect to 7,194,153 shares.

(5)

Based solely on the information set forth in a Form 13G/A filed by PRIMECAP Management Company with the SEC on February 12, 2021. Based on such filing, PRIMECAP Management Company has sole dispositive power with respect to all of the shares and sole voting power with respect to 6,676,817 shares.

2022 Proxy Statement |	65

Security Ownership of Directors, Nominees and Management

Name	Number of Shares of Common Stock	Number of Shares of Common Stock Relating to Unexercised Stock Options (1)	Total Number of Shares Beneficially Owned	Percent of Class (2)

Independent Directors (3)

Priya Abani	—	—	—	*

Vincent K. Brooks	2,489	—	2,489	*

Robert C. Davidson, Jr.	34,911	17,500	52,411	*

General Ralph E. Eberhart	17,611	18,000	35,611	*

Manny Fernandez	2,173	—	2,173	*

Georgette D. Kiser	4,937	—	4,937	*

Linda Fayne Levinson	62,486	14,000	76,486	*

Barbara L. Loughran	4,937	—	4,937	*

Robert A. McNamara	11,052	—	11,052	*

Peter J. Robertson (4)	50,611	10,500	61,111	*

Christopher M.T. Thompson (5)	41,611	18,000	59,611	*

Named Executive Officers: (6)

Steven J. Demetriou	480,113	102,259	582,372	*

Kevin C. Berryman	155,334	17,000	172,334	*

Joanne E. Caruso	32,765	—	32,765	*

Dawne S. Hickton (7)	7,683	5,625	13,308	*

Robert V. Pragada	119,275	—	119,275	*
All directors and executive officers as a group	1,081,501	202,884	1,284,385	1%

* Less than 1%

(1)	Includes only those unexercised options that are exercisable or will become exercisable within 60 days of the Record Date.
(2)

Calculated based on Rule 13d-3(d)(1)(i) using the number of shares of common stock outstanding as of the Record Date and the relevant number of shares of common stock issuable upon exercise of stock options which are exercisable or will be exercisable within 60 days of the Record Date.

(3)

For independent directors, includes common stock that has vested but will not distribute until such director retires or otherwise leaves the Board and common stock issuable upon RSUs that vest within 60 days of the Record Date.

(4)	Mr. Robertson shares voting and dispositive power with his spouse as to 12,000 shares that are held in a living trust.
(5)	Mr. Thompson shares voting and dispositive power with his spouse as to 10,000 shares that are held in a living trust.
(6)	Amounts do not include RSUs granted to our NEOs that will not vest within 60 days of the Record Date.
(7)	Includes 540 RSUs that will be distributed to Ms. Hickton within 60 days of the Record Date.

66	| 2021 Proxy Statement

EXECUTIVE OFFICERS

For information about the executive officers of the Company, see Part I, Item 1 — Business in the Company’s 2021 Annual Report on Form 10-K.

SHAREHOLDERS’ PROPOSALS

Only shareholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company’s Bylaws, shareholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2023 Annual Meeting must be submitted to the Company no earlier than September 27, 2022, and no later than October 27, 2022. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this Proxy Statement to submit a nomination or bring other proper business or to obtain additional information as to the proper form of a nomination.

To be included in the Company’s Proxy Statement and form of proxy relating to the 2023 Annual Meeting, proposals of shareholders must be received by the Secretary of the Company no later than August 12, 2022. If timely notice of a shareholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the Annual Meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement. The 2023 Annual Meeting is currently expected to be held on or about January 25, 2023.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee is responsible for the review, approval, or ratification of “related-person transactions” involving the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% shareholder of the Company, and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, in which the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Nominating and Corporate Governance Committee has determined that each of the following transactions shall be deemed to be pre-approved under the Company’s policies and procedures referenced above:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than as an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than as an executive officer) or a director, if the amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors as reported in the Company’s proxy statement;

•	transactions in which all security holders receive proportional benefits; and

•	transactions where the rates or charges involved are determined by competitive bids.

2022 Proxy Statement |	67

•

Any transaction involving related persons that exceeds $120,000 and that does not fall within the categories described above is presented to the Nominating and Corporate Governance Committee for review. The Committee determines whether the related person has a direct or indirect material interest in the transaction and may approve, rescind, or take other action with respect to the transaction in its discretion. In determining whether to approve or ratify the transaction, the Nominating and Corporate Governance Committee considers, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you provide us with contrary instructions. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, or if you are receiving multiple copies of such proxy materials and wish to receive only one set, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Promptly upon receiving a written or oral request, a separate copy of the proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to you. Requests in writing should be addressed to the address below. Requests may also be made by calling (214) 638-0145.

Jacobs Engineering Group Inc.

Attention: Investor Relations

1999 Bryan Street, Suite 1200

Dallas, Texas 75201

68	| 2021 Proxy Statement

ANNUAL REPORT, FINANCIAL AND ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal 2021 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2021. A copy of the 2021 Annual Report on Form 10-K is being made available to each shareholder of record on the Record Date concurrently with this Proxy Statement. You can access a copy of our 2021 Annual Report on Form 10-K on the secure website disclosed in both the Notice of Internet Availability of Proxy Materials you received and in this Proxy Statement as well as on the Company’s website at www.jacobs.com. The Company will furnish without charge a copy of the 2021 Annual Report on Form 10-K, including the financial statements and any schedules thereto, to any person following the instructions for requesting written copies of the proxy materials as set forth in the Notice of Internet Availability of Proxy Materials or to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on November 30, 2021. The Company will also furnish copies of any exhibits to the 2021 Annual Report on Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to:

Jacobs Engineering Group Inc.

Attention: Investor Relations

1999 Bryan Street, Suite 1200

Dallas, Texas 75201

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Justin C. Johnson

Senior Vice President, General Counsel and Secretary

Dallas, Texas

2022 Proxy Statement |	69

Jacobs Challenging today. Reinventing tomorrow. Notice of 2022 Annual Meeting of Shareholders & Proxy Statement 1999 Bryan Street, Suite 1200 Dallas, Texas 75201 USA +1.214.638.0145 | jacobs.com Boldly moving forward

                             JACOBS ENGINEERING GROUP INC.

                             1999 BRYAN STREET

                             SUITE 1200

                             DALLAS, TX 75201

There are three ways to vote your proxy.

Your telephone or Internet vote authorizes the proxies named on the reverse side to vote the shares held in this account in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Monday, January 24, 2022 for shares held directly and by 11:59 p.m. Eastern Time on Thursday, January 20, 2022 for shares held in the Jacobs Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/JEC2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, January 24, 2022 for shares held directly and by 11:59 p.m. Eastern Time on Thursday, January 20, 2022 for shares held in the Jacobs Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D62767-P64364	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JACOBS ENGINEERING GROUP INC.

The Board of Directors recommends a vote FOR each Nominee for Director and FOR Proposals 2 and 3.
1.	Election of Directors
	Nominees:	For	Against	Abstain

	1a. Steven J. Demetriou	☐	☐	☐

	1b. Christopher M.T. Thompson	☐	☐	☐			For	Against	Abstain

	1c. Priya Abani	☐	☐	☐	2.	Advisory vote to approve the Company’s executive compensation.	☐	☐	☐
	1d. General Vincent K. Brooks	☐	☐	☐
	1e. General Ralph E. Eberhart	☐	☐	☐
	1f. Manny Fernandez	☐	☐	☐	3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
	1g. Georgette D. Kiser	☐	☐	☐
	1h. Barbara L. Loughran	☐	☐	☐

	1i. Robert A. McNamara	☐	☐	☐

	1j. Peter J. Robertson	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2 AND 3.

Please sign as your name(s) appear(s) on this proxy. If held in joint tenancy, all holders must sign. Trustees, administrators, etc. should include their title and authority. Corporations should provide the full name of the corporation and of the authorized officer signing this proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

JACOBS ENGINEERING GROUP INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, January 25, 2022,

at 9:00 a.m., Central Standard Time

Attend online at www.virtualshareholdermeeting.com/JEC2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D62768-P64364

Jacobs Engineering Group Inc.

1999 Bryan Street, Suite 1200                                                                                                                                                                           proxy

Dallas, Texas 75201

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on January 25, 2022.

The shares of stock held in this account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the persons nominated as directors by the Board of Directors, “FOR” Proposals 2 and 3, and in the discretion of the proxies named below with respect to any other matters that may properly come before the Annual Meeting and all adjournments and postponements thereof.

By signing the proxy, you revoke all prior proxies and appoint Steven J. Demetriou, Kevin C. Berryman and Justin C. Johnson, and each of them, as proxies, each with full power of substitution, to vote the shares held in this account on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof.

Retirement Savings Plan Participants. This card also constitutes voting instructions by the undersigned participant to the trustees of Jacobs 401(k) Plus Savings Plan; the Jacobs Union 401(k) Plus Savings Plan or the Jacobs Technology Inc. Employees’ Savings Plan (collectively referred to as the Jacobs 401(k) Plans) for all shares votable by the undersigned Plan participant. The undersigned on the reverse side of this card authorizes and instructs Vanguard, as trustee of the Jacobs 401(k) Plans (“Trustee”), to vote all shares of the common stock of Jacobs Engineering Group Inc. allocated to the undersigned’s account under any of the Jacobs 401(k) Plans (as shown on the reverse side) at the 2022 annual meeting of shareholders, or at any adjournment thereof, in accordance with the instructions on the reverse side. The Trustee will vote the shares credited to this account in accordance with your instructions, provided the Trustee determines it can do so in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”). Pursuant to ERISA, the Trustee would only be prevented from voting the shares credited to this account in accordance with your instructions if the independent fiduciary of the Plan, State Street Global Advisors (“SSGA”), deems that following the instructions would be a violation of the trustee’s fiduciary duties. Your voting instructions must be received by January 20, 2022 at 11:59 p.m. Eastern Time. If you do not provide voting instructions or if your instructions are not received in a timely manner, SSGA will direct the Trustee, in SSGA’s discretion, how to vote these shares. All voting instructions for shares held in the Plan shall be confidential.

If you vote by Phone or Internet, please do not mail your Proxy Card.

See reverse for voting instructions.